UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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APi Group Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2021

It is my pleasure to invite you to attend APi Group Corporation’s 2021 Annual Meeting of Stockholders. The meeting will be held on July 14, 2021, at 9:30 a.m. (Eastern Time). The Annual Meeting will be held in a virtual-only format and information on the reasons for utilizing this format, as well as how to attend and vote at the meeting, are described below. At the meeting, you will be asked to:

1.	Elect nine directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

2.	Approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	Transact such other business as may properly come before the 2021 Annual Meeting and any adjournment or postponement of the 2021 Annual Meeting.

Only stockholders of record as of the close of business on May 17, 2021 may vote at the 2021 Annual Meeting.

We thoughtfully considered whether to schedule the Annual Meeting utilizing an in-person or virtual format. Among other factors, we reviewed the likely timing of rollout and implementation of vaccination programs at the state and federal level and the impact such programs will have on the availability and desirability of travel in the summer of 2021, as well as implications for adequate meeting space. In addition, we considered the accessibility of both in-person and virtual meetings for our stockholders more broadly and reviewed the efficacy of our 2020 Annual Meeting, held virtually. We also considered the merits of announcing an in-person meeting with notice that we might move to a virtual format if circumstances merited such a move. Our conclusion was that it would be in the best interests of the Company and its stockholders to conduct the 2021 Annual Meeting virtually and that announcing the virtual format with the filing of the proxy statement allows the greatest participation in our Annual Meeting by reducing uncertainty about how to participate. We have designed the format of the 2021 Annual Meeting to provide stockholders the same rights and opportunities to participate as they would have at an in-person meeting. We will continue to monitor best practices in connection with the use of technology as an adjunct to, or modality for, the conduct of Annual Meetings in determining the format for future stockholder meetings.

It is important that your shares be represented at the 2021 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present virtually at the 2021 Annual Meeting.

Sincerely,

Russell A. Becker

Chief Executive Officer

We have elected to use the “Notice and Access” method of providing our proxy materials over the internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about June 4, 2021.

Our proxy statement and annual report are available online at www.edocumentview.com/APG.

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 14, 2021

You are receiving this proxy statement (the “Proxy Statement”), the accompanying proxy card or other voting instruction card (the “Proxy Card”) and our annual report to stockholders (the “Annual Report”) because you own shares of common stock, par value $0.0001 per share (the “Common Stock”) or shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of APi Group Corporation (the “Company,” “our,” “we” or “us”) that entitle you to vote at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). Our Board of Directors (the “Board of Directors” or the “Board”) is soliciting proxies from stockholders entitled to vote at the 2021 Annual Meeting. By use of the enclosed Proxy Card, you can vote even if you do not attend the 2021 Annual Meeting. This Proxy Statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision. These proxy materials are being distributed and/or made available to stockholders on or about June 4, 2021.

Date, Time and Place of the 2021 Annual Meeting

We will hold the 2021 Annual Meeting on July 14, 2021, at 9:30 a.m. (Eastern Time) in virtual format.

Our Board of Directors has fixed the close of business on May 17, 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the 2021 Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock or Series A Preferred Stock held as of the Record Date on all matters to come before the 2021 Annual Meeting and may vote in person virtually at the meeting, via Internet or telephone or by proxy authorized in writing, except as qualified below.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

2021 ANNUAL MEETING AND RELATED MATTERS

Q:	Who can attend the 2021 Annual Meeting?

A:	Only “stockholders of record” as of the Record Date, holders of legal proxies obtained from the stockholders of record as of the Record Date and our invited guests may attend the 2021 Annual Meeting.

Q:	Who is a stockholder of record?

A:	If your shares are registered directly in your name with our transfer agent, Computershare, you are a “registered holder;” you are the stockholder of record with respect to those shares.

If your shares are held by a bank or broker, the bank or broker is the stockholder of record. You are the “beneficial owner” (and hold your shares in “street name”) and the bank or broker is your “nominee.”

If you hold shares as a participant in the (1) APi Group, Inc. Employee Stock Ownership Plan (“ESOP”)1, (2) APi Group 401(k) & Profit Sharing Plan, (3) APi Group Safe Harbor 401(k) & Profit Sharing Plan, and/or (4) the Vipond Inc. Employees’ Profit Sharing Plan (collectively, “employee benefit plans”), the plan trustee of the applicable plan is the stockholder of record and your nominee.

[1]	The ESOP was formally terminated in 2019; undistributed shares are held in trust for former participants by the plan nominee.

Q:	How do I vote?

A:	Registered Holder: If you are a registered holder, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card mailed to you by Computershare.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•

During the Annual Meeting. You must attend the 2021 Annual Meeting virtually as a “Stockholder” in order to vote during the meeting. Please see the information below for information on how to attend the 2021 Annual Meeting. If you attend the 2021 Annual Meeting as a Stockholder, you can follow the online instructions to vote your shares during the 2021 Annual Meeting.

Beneficial Owners: If you are a beneficial owner of shares held in “street name,” a proxy card has been forwarded to you by your broker or other nominee. You have the right to direct your broker or other nominee on how to vote your shares by following the instructions on the proxy card, which generally provides four ways to vote:

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the proxy card provided by your broker or other nominee. The availability of Internet voting may depend on the voting process of your broker or other nominee.

•	By Mail. You may vote by proxy by filling out the voting instruction form provided by your broker or other nominee and returning it in the envelope provided.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	During the Annual Meeting. You must obtain a “legal proxy” from the broker or other nominee that holds your shares.

A legal proxy is a written document that will authorize you to attend the 2021 Annual Meeting virtually as a “Stockholder” and to vote your shares held in “street name” at the 2021 Annual Meeting. Please see the information below for information on obtaining a legal proxy. If you attend the 2021 Annual Meeting as a Stockholder, you can follow the online instructions to vote your shares during the 2021 Annual Meeting.

If you vote on the Internet or by telephone, you do not need to return your proxy card. Internet and telephone voting for stockholders will be available 24 hours a day. Even if you plan to attend the 2021 Annual Meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2021 Annual Meeting.

Participants in the employee benefit plans:

•

Shares Held in Your Account under the ESOP. If you are a participant or beneficiary with an account in the ESOP, you are entitled to direct the ESOP’s trustee as to how any shares that have been allocated to your ESOP account and that remained in your ESOP account as of the Record Date should be voted at the 2021 Annual Meeting.

•

Shares Held in Your Account under the APi Group 401(k) & Profit Sharing Plan, the APi Group Safe Harbor 401(k) & Profit Sharing Plan, or the Vipond Inc. Employees’ Profit Sharing Plan. If you are a participant or beneficiary with an account in one or more of (1) the APi Group 401(k) & Profit Sharing Plan, (2) the APi Group Safe Harbor 401(k) & Profit Sharing Plan, and/or (3) the Vipond Inc. Employees’ Profit Sharing Plan (collectively, the “profit sharing plans”), you will be permitted to direct the applicable profit sharing plan trustee(s) as to how any shares held in your profit sharing plan account as of the Record Date should be voted at the 2021 Annual Meeting.

You have the right to direct your nominee(s) on how to vote your shares by following the instructions on the proxy card forwarded to you by your nominee(s), which generally provides three ways to vote:

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the proxy card provided by your nominee. The availability of Internet voting may depend on the voting process of your nominee.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the voting instruction form provided by your nominee and returning it in the envelope provided.

Earlier Voting Deadlines for Participants in the Employee Benefit Plans. Because the ESOP’s trustee and the profit sharing plans’ trustee(s) will vote on your behalf, and in accordance with your directions, you will not be able to vote during the 2021 Annual Meeting and must vote by following deadlines:

•	Votes of shares held in an ESOP account must be made by 11:59 p.m. (Eastern Time) on July 6, 2021.

•	Votes of shares held in a profit sharing plan account must be made by 11:59 p.m. (Eastern Time) on July 11, 2021.

Q:	How can I attend the 2021 Annual Meeting?

A:	The 2021 Annual Meeting will be completely virtual, conducted exclusively by webcast. No physical meeting will be held.

To access the 2021 Annual Meeting, please visit www.meetingcenter.io/263306708 and log in using one of two options: (1) join as a “Guest” or (2) join as a “Stockholder.” The password for the meeting is APG2021.

To join as a Guest, you do not need to register in advance. When you log in, you will need to enter your email address and the password.

If you were a registered stockholder as of the Record Date, you may join the 2021 Annual Meeting as a Stockholder and do not need to register in advance to attend. When you log in, enter the password and the control number found on the proxy card, voting instruction form or other notice previously received in connection with the 2021 Annual Meeting.

If you were a beneficial owner on the Record Date, you must register in advance to virtually attend the 2021 Annual Meeting. To register, you must submit to Computershare proof of your proxy power (legal proxy), executed in your favor by your broker or other nominee and reflecting the number of shares you beneficially owned as of the Record Date, along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on July 8, 2021.

Requests for registration should be directed to us at the following:

•	By email: Forward the email from your broker or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

•	By mail: Deliver your legal proxy to Computershare, APG Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/263306708 and enter your control number and the meeting password provided above.

If you were a participant in an employee benefit plan, you may join the 2021 Annual Meeting as a Guest only and do not need to register in advance to attend.

Q:	Who may vote at the 2021 Annual Meeting?

A:

If you are a participant in the ESOP or a profit sharing plan, you may vote in advance of the 2021 Annual Meeting (as described above) and, if you do, your vote will be counted at that meeting; however, you will not be able to vote at the 2021 Annual Meeting.

With that exception, anyone owning Common Stock or Series A Preferred Stock at the close of business on the Record Date may vote at the 2021 Annual Meeting. On the Record Date, we had 201,282,227 shares of Common Stock and 4,000,000 shares of Series A Preferred Stock issued and outstanding and entitled to be voted at (or prior to) the 2021 Annual Meeting. You may cast one vote for each share of Common Stock or Series A Preferred Stock held by you on the Record Date on all items of business presented in the Proxy Statement and at the 2021 Annual Meeting.

Q:	How do I obtain electronic access to the proxy materials?

A:	This Proxy Statement and our Annual Report are available to stockholders free of charge at www.edocumentview.com/APG.

If you are a beneficial owner or a participant in an employee benefit plan, you may be able to elect to receive future annual reports or proxy statements by email. For information regarding electronic delivery of proxy materials for shares held in “street name” or in an employee benefit plan, you should contact your broker or other nominee.

Q:	What constitutes a quorum, and why is a quorum required?

A:

State law requires that we have a quorum of stockholders present in person or by proxy for all items of business to be voted at the 2021 Annual Meeting. The presence at the 2021 Annual Meeting, in person virtually or by proxy, of the holders of a majority in voting power of the shares of Common Stock and Series A Preferred Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the 2021 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2021 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2021 Annual Meeting or the stockholders present virtually at the 2021 Annual Meeting may, by a majority in voting power thereof, adjourn the meeting from time to time, as authorized by our bylaws, until a quorum is present.

Q:	What am I voting on?

A:	Those entitled to vote are asked to vote on the following three proposals. Our Board’s recommendation for each of these proposals is set forth below:

Proposal		Board Recommendation
1.	To elect nine directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders	FOR
2.	To approve, on an advisory basis, the compensation of our named executive officers	FOR
3.	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2021 fiscal year	FOR

We will also consider other proposals that properly come before the 2021 Annual Meeting in accordance with our bylaws.

Q:	Is my vote confidential?

A:

Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Computershare, our transfer agent, as inspector to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (1) where disclosure is required by applicable law, (2) where disclosure of your vote is expressly requested by you or (3) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. Aggregate vote totals will be disclosed to us from time to time and publicly announced following the 2021 Annual Meeting.

Q:	What happens if additional matters are presented at the 2021 Annual Meeting?

A:

Our bylaws provide that items of business may be brought before the 2021 Annual Meeting only (1) pursuant to the Notice of 2021 Annual Meeting (or any supplement thereto) included in this Proxy Statement, (2) by or at the direction of the Board of Directors, or (3) by a stockholder of the Company who was a stockholder at the time proper notice of such business is delivered to our Corporate Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2021 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders, Russell A. Becker, Thomas A. Lydon and Andrea M. Fike, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2021 Annual Meeting in accordance with Delaware law and our bylaws.

Q:	How many votes are needed to approve each proposal?

A:	The table below sets forth, for each proposal described in this Proxy Statement, the vote required for approval of the proposal, assuming a quorum is present:

Proposal		Vote Required
1.	To elect nine directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders	The majority of votes cast
2	To approve, on an advisory basis, the compensation of our named executive officers	The majority of votes cast
3.	To ratify the appointment of KPMG as our independent registered public accounting firm for the 2021 fiscal year	The majority of votes cast

Q:	What if I am a registered holder and I return my proxy without making any selections?

A:

If you are a registered holder and sign and return your proxy card without making any selections, your shares will be voted “FOR” all director nominees and “FOR” proposals 2 and 3. If other matters properly come before the 2021 Annual Meeting, Russell A. Becker, Thomas A. Lydon and Andrea M. Fike will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the 2021 Annual Meeting other than those disclosed in this Proxy Statement.

Q:	What if I am a beneficial owner and I do not give the broker or other nominee voting instructions?

A:

If you are a beneficial owner and your shares are held in the name of a broker or other nominee, such nominee is bound by the rules of the New York Stock Exchange (the “NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received voting instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the 2021 Annual Meeting for purposes of determining the presence of a quorum but are not considered a vote cast.

The table below sets forth, for each proposal described in this Proxy Statement, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the applicable proposal:

Proposal		Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1.	To elect nine directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders	No	None
2.	To approve, on an advisory basis, the compensation of our named executive officers	No	None
3.	To ratify the appointment of KPMG as our independent registered public accounting firm for the 2021 fiscal year	Yes	Not Applicable

Q:	What if I am a participant in an employee benefit plan and I do not give the nominee voting instructions?

A:

If you are a participant in an employee benefit plan and you do not provide voting instructions (or your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the unvoted shares in your account will be treated as follows:

•

The ESOP. The ESOP’s trustee will vote shares in your account with respect to each applicable proposal in the same proportion for which the trustee received timely, complete and clear voting instructions.

•

The APi Group 401(k) & Profit Sharing Plan and APi Group Safe Harbor 401(k) & Profit Sharing Plan. The trustee will vote shares in your account with respect to each applicable proposal in the same proportion for which the trustee received timely, complete and clear voting instructions.

•

The Vipond Inc. Employees’ Profit Sharing Plan. The trustee will vote only those shares for which the trustee received timely, complete and clear voting instructions. The trustee will not vote unvoted shares in your account.

Q:	What if I abstain on a proposal?

A:

If you sign and return your proxy card marked “Abstain” on any proposal, your shares will not be voted on that proposal. Marking “Abstain” with respect to any of the proposals described in this Proxy Statement will not have any impact on the approval of the applicable proposal.

Q:	Can I change my vote or revoke my proxy after I have delivered my proxy card?

A:	Yes.

If you are a registered holder, you may change your vote or revoke your proxy by (1) voting in person virtually at the 2021 Annual Meeting, (2) delivering to the Corporate Secretary (at the address indicated below) a revocation of proxy or (3) executing a new proxy bearing a later date.

Corporate Secretary

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

United States

If you are a beneficial owner, you must contact your broker or other nominee to change your vote, revoke your proxy or, if you wish to cast your vote in person virtually at the 2021 Annual Meeting, obtain a proxy to vote your shares.

If you are a participant in an employee benefit plan, you may change your vote or revoke your proxy by executing a new proxy bearing a later date, prior to the voting cutoff date for the applicable plan.

Q:	If I am a registered holder or a beneficial owner and I plan to attend the 2021 Annual Meeting virtually, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2021 Annual Meeting virtually.

If you vote in advance and also attend the 2021 Annual Meeting virtually, you do not need to vote again at the 2021 Annual Meeting unless you want to change your vote. Please see the information above under “How do I vote?” for information on how to vote.

Q:	Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2021 Annual Meeting.

Q:	Where can I find voting results of the 2021 Annual Meeting?

A:

We will announce the voting results for the proposals at the 2021 Annual Meeting and publish final detailed voting results in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the 2021 Annual Meeting.

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across various Internet browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A “Support” link on the meeting page will provide further assistance should you need it.

Q:	Who should I call with other questions?

A:	If you have any questions about this Proxy Statement or the 2021 Annual Meeting, or need assistance voting your shares, please contact our proxy solicitor, Georgeson LLC at 1-866-431-2108.

PROXY SUMMARY

Annual Meeting

Date:	July 14, 2021

Time:	9:30 a.m. (Eastern Time)

Place:	The meeting will be virtual and can be accessed at www.meetingcenter.io/263306708

Record Date:	May 17, 2021

Voting Matters and Board Recommendations

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	12

No. 2	Advisory Vote on Executive Compensation	FOR	49

No. 3	Ratification of KPMG as Independent Auditor	FOR	50

Overview and 2020 Financial Highlights

We are a market-leading business services provider of safety, specialty and industrial services in over 200 locations, primarily in North America and with an expanding platform in Europe. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across multiple industries. We have a winning leadership culture driven by entrepreneurial business leader to deliver innovative solutions to our customers.

We focus on growing our recurring revenue and repeat business from our diversified long-standing customers across a variety of end markets, which provides us with stable cash flows and a platform for organic growth. Maintenance and service revenues are generally more predictable through contractual arrangements with typical terms ranging from days to three years, with the majority having durations of less than six months and are often recurring due to consistent renewal rates and long-standing customer relationships.

We were incorporated on September 18, 2017 with limited liability under the laws of the British Virgin Islands under the name J2 Acquisition Limited (“J2”). J2 was created for the purpose of acquiring a target company or business. On October 1, 2019, we completed our acquisition of APi Group, Inc. (the “APi Acquisition”) and changed our name to APi Group Corporation in connection with the APi Acquisition. On April 28, 2020, we changed our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware (the “Domestication”) and our shares became listed on the New York Stock Exchange. In the financial information provided below, APi Group, Inc. financial information as of and for the periods prior to the APi Acquisition date are referred to as “Predecessor” and financial information including APi Group, Inc. from the APi Acquisition date is referred to as “Successor.”

A summary of the 2020 Financial Highlights are as follows:

•

Reported net revenues were $3.6 billion, a decline of 12.3% compared to $985 million in the prior year (Successor) and $3.1 billion in the period from January 1, 2019 through September 30, 2019 (Predecessor). The declines in net revenues primarily reflect the negative impact of the COVID-19 pandemic and the sale of certain industrial services businesses.

•

Reported net loss was $153 million, compared to a net loss of $153 million in the prior year (Successor) and net income of $86 million in the period from January 1, 2019 through September 30, 2019 (Predecessor). The net loss in 2020 was primarily driven by a $197 million impairment charge related to goodwill and intangible assets, as well as the negative impact of the COVID-19 pandemic. Net income as a percentage of net revenues for the year ended December 31, 2020 was (4.3%) compared to (15.5%) for the 2019 Successor period, and 2.8% in the 2019 Predecessor period. The change in 2020 was primarily attributable to improvements in gross margin resulting from a combination of a focus on project selection, targeted price improvements, project efficiencies and a favorable mix of services provided.

•

Net cash provided by operating activities was $496 million, up $201 million from $150 million and $145 million of net cash provided by operating activities for the prior year (Successor) and the period from January 1, 2019 through September 30, 2019 (Predecessor), respectively, driven by the decline in revenues which changed in the mix and timing of demand for our services and working capital requirements.

Board and Governance Highlights

Board of Directors
Name	Age	Director Since	Independent	Committee Memberships
Sir Martin E. Franklin	56	2017
James E. Lillie	59	2017	✓
Ian G.H. Ashken	60	2019	✓	Audit (Chair) & Nominating and Governance
Russell A. Becker	55	2019
Anthony E. Malkin	58	2019	✓	Compensation
Thomas V. Milroy	65	2017	Lead Independent Director	Audit & Compensation (Chair)
Lord Paul Myners	73	2017	✓	Nominating & Governance (Chair)
Cyrus D. Walker	53	2019	✓	Nominating & Governance
Carrie A. Wheeler	49	2019	✓	Audit & Compensation

We are committed to principles of effective corporate governance and to high ethical standards, as well as compliance with all applicable governance standards of the SEC and NYSE. Highlights of the framework we have established for governance are outlined here, and further described below.

Annual Election of Directors	Our Board is non-classified, and directors stand for election annually
Independence and Qualification of Committee Members

The Audit, Compensation and Nominating and Governance Committees of the Board are comprised of all Independent Directors

All directors on committees meet the applicable qualification requirements of the SEC and NYSE

Independent Lead Director	In March 2020, the Board appointed Thomas V. Milroy as lead independent director with duties that include leading the Board’s meetings in executive session, with neither employee directors nor management in attendance
Leadership Structure	The offices of the Chief Executive Officer and Co-Chair of the Board are separated
Risk Oversight	The Board is responsible for the oversight of risk, including overseeing the assessment of risk and the appropriate balance of risk mitigation and the appropriate taking of risk

These risk assessment and balancing tasks are also the responsibility of the Board’s committees and the Company’s management team

Open Communication

We encourage communication and solid working relationships among our Co-Chairs of the Board, the Lead Independent Director, Directors, and the Chief Executive Officer

Our directors have access to the management team and employees

Board and Committee Evaluations	We engage in an annual review of both our Board and its Committees, led by the Chair of the Nominating and Corporate Governance Committee
Stockholder Voice	Stockholders and other interested parties can contact our Directors individually or as a group through written communication Directors are elected by majority vote in uncontested elections

Executive Compensation Highlights

Since becoming a US issuer listed on the NYSE in April 2020, the Compensation Committee has developed a formalized executive compensation program, consistent with its compensation philosophy and market and peer based practices. Fundamentally, this program is designed to assure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to contribute to the achievement of the Company’s short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. The following briefly describes our compensation program implemented in 2021, which is fully outlined below in “Compensation Discussion and Analysis.”

Policies that Promote Sustainable Stockholder Value Creation

•

Our 2021 executive compensation program places a majority of executive officer compensation “at risk” by linking both short- and long-term incentive structures either totally or predominantly to the Company’s short and long-term strategic goals. CEO compensation, at target payout levels, is a mix of base salary (17%); short-term incentives (17%); and long-term incentives (66%)—providing payout opportunities over several time horizons to encourage a balanced approach to accomplishment of short and long term objectives. Other executive officers also have a mix of short and long term opportunities.

•	Our long-term incentive program uses three year vesting periods for the bulk of equity awards.

•	We use several distinct performance metrics tied to our financial and strategic objectives in our short- and long-term incentive plans.

•	We incorporate a relatively small time-based component in our long term grants to foster retention and guard against excessive risk taking.

•	We believe this balanced performance and time-based approach creates a focus on overall, sustainable performance and value creation.

Focus on Risk Management

•	Our equity incentive plan incorporates a “clawback” policy with broad application to discourage aggressive risk-taking.

•	Our policies include anti-hedging provisions and prohibit short sales.

Rigor in Goal Setting

•

Performance goals that will determine executive officer compensation will be established by the Compensation Committee taking into account historical performance, current objectives and strategic initiatives, and macroeconomic conditions. Performance goals will be calibrated to incentivize solid growth and value creation.

•

For 2021, all performance goals will be metric driven, although the Compensation Committee may use individual or other non-financial goals in the future to foster the achievement of strategic objectives.

As discussed in detail in “Compensation Discussion and Analysis,” in 2020 the Compensation Committee maintained a flexible approach to compensation for our executive officers for reasons relating to the COVID-19 pandemic and the Company’s continued transition and integration following the APi Acquisition. During 2020, executive officer base salaries were reduced once the wide ranging macroeconomic impacts of the pandemic began to emerge as part of a comprehensive approach to tightly align expense with the pandemic’s impacts. In some cases, these reductions were dramatic. They continued until the impact of the pandemic on the Company was better understood and were not fully restored until November of 2020. Based on the financial results achieved for 2020 and other factors outlined in “Compensation Discussion and Analysis,” the executive officers were awarded annual incentives at target amounts, where applicable, and consistent with historical practice for those without contractually enumerated targets. In addition, in 2021 a one-time stock award was made to three executive officers whose base compensation in 2020 had been dramatically reduced, beyond the level incurred generally by senior management level employees.

PROPOSAL 1—ELECTION OF DIRECTORS

Under our bylaws, directors are elected for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Sir Martin E. Franklin, James E. Lillie, Ian G.H. Ashken, Russell A. Becker, Anthony E. Malkin, Thomas V. Milroy, Lord Paul Myners, Cyrus D. Walker and Carrie A. Wheeler for re-election, each for a one-year term that will expire at the 2022 Annual Meeting of Stockholders. Each of our directors consented to serve if elected.

Our bylaws provide that directors are elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at any meeting of stockholders at which directors are to be elected and a quorum is present, except in the case of a contested election. As set forth in our bylaws, “a majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board of Directors exceeds the votes cast “against” such nominee and shall not include abstentions. In the event of a contested election, in accordance with our bylaws, directors are elected by a plurality of the votes cast.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because we believe each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Sir Martin E. Franklin Director Since 2017 Co-Chair Since 2019 Age: 56 Other Public Co. Boards: • Nomad Foods Limited • Element Solutions Inc

Sir Martin E. Franklin has served as a director of APi Group Corporation since September 2017 and has served as Co-Chair since October 2019. Sir Martin is the founder and Chief Executive Officer of Mariposa Capital, LLC and Chairman and controlling shareholder of Royal Oak Enterprises, LLC, a manufacturer of charcoal and grilling products, since July 2016. Sir Martin is also founder and Executive Chairman of Element Solutions Inc, a specialty chemicals company, and has served as a director since its inception in April 2013, and co-founder and co-chairman of Nomad Foods Limited, a leading European frozen food company, and has served as a director since its inception in April 2014. Sir Martin was the founder and Chairman of Jarden Corporation (“Jarden”), a broad-based consumer products company, from 2001 until April 2016 when Jarden merged with Newell Brands Inc. (“Newell”). Sir Martin became Chairman and Chief Executive Officer of Jarden in 2001 and served as Chairman and Chief Executive Officer until 2011, at which time he began service as Executive Chairman. Prior to founding Jarden in 2001, between 1992 and 2000, Sir Martin served as the Chairman and/or Chief Executive Officer of three public companies: Benson Eyecare Corporation, an optical products and services company; Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products; and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide. In the last five years, Sir Martin also served as a director of the following public companies: Restaurant Brands International Inc. and Newell.

Qualifications: We believe Sir Martin’s qualifications to serve on our Board of Directors include his executive leadership experience, experience as a member of other corporate boards and his knowledge of public companies.

James E. Lillie Director Since 2017 Co-Chair Since 2019 Age: 59 Other Public Co. Boards: • Nomad Foods Limited

James E. Lillie has served as a director of APi Group Corporation since September 2017 and has served as Co-Chair since October 2019. Mr. Lillie served as Jarden’s Chief Executive Officer from June 2011 until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Lillie joined Jarden in 2003 as Chief Operating Officer and was named President in 2004 and Chief Executive Officer in June 2011. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, he served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Since June 2015, Mr. Lillie has served on the board of directors of Nomad Foods Limited and served on the board of directors of Tiffany & Co. from February 2017 until January 2021.

Qualifications: We believe Mr. Lillie’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Ian G.H. Ashken Director Since 2019 Age: 60 Committees: • Audit (Chair) • Nominating and Corporate Governance Other Public Co. Boards: • Nomad Foods Limited • Element Solutions Inc

Ian G.H. Ashken has served as a director of APi Group Corporation since October 2019. Mr. Ashken was the co-founder of Jarden and served as its Vice Chairman and President until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Ashken was appointed to the Jarden board in June 2001 and served as Vice Chairman, Chief Financial Officer and Secretary from September 2001. Mr. Ashken was Secretary of Jarden until February 2007 and Chief Financial Officer until June 2014. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Element Solutions Inc and Nomad Foods Limited and is a director or trustee of a number of private companies and charitable institutions. During the last five years, Mr. Ashken also previously served as a director of Newell.

Qualifications: We believe Mr. Ashken’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Russell A. Becker (Chief Executive Officer) Director Since 2019 Age: 55 Other Public Co. Boards: • None

Russell A. Becker has served as a director of APi Group Corporation since October 2019. Mr. Becker joined APi Group, Inc. in 2002 as its President and Chief Operating Officer and became its Chief Executive Officer in 2004. Prior to leading APi Group, Inc., Mr. Becker served in a variety of roles at The Jamar Company, a subsidiary of APi Group, Inc., including as a Manager of Construction from 1995 to 1997 and as President from 1998 until he joined APi Group, Inc. in 2002. Mr. Becker served as a project manager for Ryan Companies from 1993 to 1995 and as a field engineer with Cherne Contracting from 1991 to 1993. Since July 2017, Mr. Becker has served on the board of directors of Liberty Diversified Industries and since January 2019 has served on the board of directors for Marvin Companies, each a private company. Mr. Becker also serves on the advisory board for the Construction Management Program at Michigan Technical University.

Qualifications: We believe Mr. Becker’s qualifications to serve on our Board of Directors include his extensive knowledge of APi Group, Inc. and his years of executive leadership at APi Group, Inc.

Anthony E. Malkin Director Since 2019 Age: 58 Committees: • Compensation Other Public Co. Boards: • Empire State Realty Trust, Inc.

Anthony E. Malkin has served as a director of APi Group Corporation since October 2019. Since October 2013, Mr. Malkin has served as Chairman and Chief Executive Officer of Empire State Realty Trust, Inc. (“ESRT”), a real estate investment trust. Mr. Malkin joined ESRT’s predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL and Rocky Mountain Institute in a groundbreaking project at the Empire State Building. Mr. Malkin led the development of standards for energy efficient office tenant installations, now known as the Tenant Energy Optimization Program, at the Urban Land Institute. Mr. Malkin also serves as a member of the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, the Climate Mobilization Advisory Board of the New York City Department of Buildings, Urban Land Institute, the Board of Governors of the Real Estate Board of New York, the Partnership for New York City’s Innovation Council and the Building Committee of the Metropolitan Museum of Art.

Qualifications: We believe Mr. Malkin’s qualifications to serve on our Board of Directors include his real estate investment experience, service on other corporate boards and his knowledge of public companies.

Thomas V. Milroy (Lead Independent Director) Director Since 2017 Age: 65 Committees: • Audit • Compensation (Chair) Other Public Co. Boards: • Interfor Corporation	Thomas V. Milroy has served as a director of APi Group Corporation since September 2017. Mr. Milroy worked for BMO Capital Markets (“BMOCM”) from 1993 to January 2015. From March 2008 to October 2014, Mr. Milroy served as Chief Executive Officer of BMOCM and acted as senior advisor to the Chief Executive Officer of BMO Financial Group from November 2014 until his retirement in January 2015. During his tenure as CEO at BMOCM, he was responsible for all of BMO’s business involving corporate, institutional and government clients globally. Mr. Milroy also serves as a director of Interfor Corporation, a large lumber producer, and Generation Capital Limited, a private investment company. He also serves on the boards of several not for profit corporations. Mr. Milroy is a member of the Law Society of Ontario. Previously, Mr. Milroy served as a director of Tim Hortons Inc. from August 2013 to December 2014 and Restaurant Brands International Inc. from December 2014 to June 2018.

Qualifications: We believe Mr. Milroy’s qualifications to serve on our Board of Directors include his experience as past Chief Executive Officer of a large financial services company, service on other corporate boards and his knowledge of finance, investment and corporate banking, mergers and acquisitions, risk assessment and business development.

Lord Paul Myners Director Since 2017 Age: 73 Committees: • Nominating and Corporate Governance (Chair) Other Public Co. Boards: • Nomad Foods Limited

Lord Paul Myners has served as a director of APi Group Corporation since September 2017 and previously served as Chair of APi Group Corporation from September 2017 until October 2019. Lord Myners is Chancellor of the University of Exeter and a member of the Court of the London School of Economics and Political Science. Lord Myners served as the Financial Services Secretary in Her Majesty’s Treasury, the United Kingdom’s finance ministry, from October 2008 to May 2010. Prior to his service at the Treasury, Lord Myners served as chairman or a member of the board of several organizations, including as chairman of Guardian Media Group from 2000 to 2008, director of GLG Partners Inc. from 2007 to 2008, director of Land Securities Group plc from 2006 to 2008 (chairman from 2007 to 2008), chairman of Marks & Spencer plc from 2004 to 2006, chairman of Aspen Insurance Holdings Ltd from 2002 to 2007. Lord Myners served as chairman of Platform Acquisition Holdings Limited (now known as Element Solutions Inc) from April 2013 until its business combination with MacDermid, Incorporated in October 2013 and a director of Gartmore Investment Management Limited from 1986 to 2001. Lord Myners also served as the chairman of Justice Holdings Limited from February 2011 until its business combination with Burger King Worldwide, Inc. in June 2012 and Landscape Acquisition Holdings Limited (previously also known as Digital Landscape Group, Inc. and now known as Radius Global Infrastructure Inc.) from November 2017 until its acquisition of AP WIP Investments Holdings, LP in February 2020. Lord Myners has also served in an advisory capacity to the United Kingdom Treasury and the United Kingdom Department of Trade & Industry, with particular focus on corporate governance practices. Other positions held by Lord Myners have included chairman of the Trustees of Tate, chairman of the Low Pay Commission, a member of the Court of the Bank of England, and a member of the Investment Board of GIC, Singapore’s sovereign wealth fund. Lord Myners is currently serving as a non-executive director of Nomad Foods Limited, Windmill Hill Asset Management, and Zouk Ventures Limited. Lord Myners is vice-chairman of Global Counsel, chairman and a partner of Cevian Capital LLP, Chairman of Daniel J Edelman (UK) and an Independent Director of Rockefeller Capital Management. Lord Myners is a Visiting Fellow at Nuffield College, Oxford, an Executive Fellow at London Business School and a crossbench member of the UK’s House of Lords, the senior chamber in Parliament and a Trustee of Somerset House Trust.

Qualifications: We believe Lord Myners’ qualifications to serve on our Board of Directors include his extensive experience in investment management and banking, service on other corporate boards and his knowledge of finance and international banking.

Cyrus D. Walker Director Since 2019 Age: 53 Committees: • Nominating and Corporate Governance Other Public Co. Boards: • Houlihan Lokey, Inc.

Cyrus D. Walker has served as a director of APi Group Corporation since October 2019. Since April 2018, Mr. Walker has served as the founder and Chief Executive Officer of The Dibble Group, an insurance brokerage and consulting firm. From January 2000, Mr. Walker served in several roles at Nemco Group, LLC, an insurance brokerage and consulting firm, including serving as its Co-Chief Executive Officer until April 2012, when it was acquired by a subsidiary of NFP Corp., a multi-national insurance brokerage and consulting business. Mr. Walker also founded and served as Chief Executive Officer of OSI Benefits, an insurance brokerage consulting firm and division of Opportunity Systems, Inc., from 1995 to January 2000. Mr. Walker has served as a director of Houlihan Lokey, Inc. since November 2020 and as a director of Folding Helmet Technology Limited, a UK-based privately held helmet safety technology firm, since October 2019. Mr. Walker previously served on the boards of Blue Marble Materials, a privately held sustainability and energy business, and Opportunity Systems, Inc., a privately held data processing firm.

Qualifications: We believe Mr. Walker’s qualifications to serve on our Board of Directors include his executive experience and service on other corporate boards.

Carrie A. Wheeler Director Since 2019 Age: 49 Committees: • Audit • Compensation Other Public Co. Boards: • Dollar Tree, Inc.

Carrie A. Wheeler has served as a director of APi Group Corporation since October 2019. Since September 2020 Ms. Wheeler has served as Chief Financial Officer of Opendoor, a technology firm for residential real estate. From 1996 to December 2017, Ms. Wheeler served in several roles of increasing responsibility at TPG Global, a global private equity firm, including as a Partner and Head of Consumer and Retail Investing. Ms. Wheeler currently serves on the board of directors and audit committee of Dollar Tree (since March 2019) and served on the board of directors of Opendoor (from September 2019 to September 2020). Ms. Wheeler also serves on the boards of several not-for-profit organizations focused on education and children’s healthcare. In addition, Ms. Wheeler has previously served on a number of other corporate boards.

Qualifications: We believe Ms. Wheeler’s qualifications to serve on our Board of Directors include her extensive experience in business assessment, mergers and acquisitions, financing and guiding public market transactions, her current experience as a Chief Financial Officer of a public company, and her substantial experience serving on other corporate boards, including her previous service on other companies’ audit committees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Meetings

During 2020, the Board of Directors held a total of 5 meetings. Each incumbent director attended at least seventy five percent (75%) of the aggregate of (i) the total number of meetings of the Board during the period for which he or she was a director and (ii) the total number of meetings of all Board committees (the “Committees”) on which he or she served during the period for which he or she was a director. Three directors attended the 2020 annual meeting of stockholders. It is the policy of the Board of Directors to encourage its members to attend our annual meeting of stockholders.

During 2020 our Board generally held executive sessions, or meetings of non-employee directors without management present, as part of regularly scheduled Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meetings. In March 2020, the Company appointed Thomas V. Milroy as its lead independent director and he presides over executive sessions of the Board. Messrs. Ashken, Milroy and Lord Myners generally presided over the executive sessions of the Audit, Compensation and Nominating and Corporate Governance committees, respectively.

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company. Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which set forth our governance principles and policies relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	mandatory retirement age for independent directors at 75;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board.

Our Governance Guidelines are available in the Investor Relations section of our website at www.apigroupcorp.com.

Board Leadership Structure

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer (“CEO”) and Chair of the Board and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Although the Board recognizes the benefits of having a combined Chair and CEO, currently, we separate the positions of our CEO and Co-Chairs of the Board in recognition of the differences between the two roles. The CEO is responsible for the day-to-day leadership and performance of the Company, while the Co-Chairs of the Board provide strategic guidance to the CEO and set the agenda for and preside over the Board meetings. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Co-Chairs of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

Upon the listing of our Common Stock on the NYSE, the composition of the Board and its Committees became subject to the independence requirements set forth under the NYSE corporate governance listing standards as well as the Governance Guidelines which have been adopted by the Board. Under the NYSE governance standards, a director qualifies as independent if the Board affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. In making each of these independence determinations, the Board has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Specifically, Mr. Malkin currently serves as an executive officer of a company that has in the past procured services from one or more Company subsidiaries. We reviewed these commercial relationships and found that all transactions between us and the relevant companies were made in the ordinary course of business and negotiated at arms’ length. Furthermore, these commercial relationships were below the threshold set forth in the NYSE governance standards (i.e., two percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that these commercial relationships did not impair Mr. Malkin’s independence.

Based on information provided by each director concerning his or her background, employment, and affiliations, and after considering the transactions described above, the Board has affirmatively determined that each of Lord Myners, Messrs. Ashken, Lillie, Milroy, Malkin and Walker and Ms. Wheeler are “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE governance standards. Because Sir Martin owns the entity which receives advisory fees from us, he is not independent under NYSE governance standards. As CEO of the Company, Mr. Becker is also not independent.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the committee charters setting forth the responsibilities of the Committees are available in the Investor Relations section of our website at www.apigroupcorp.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. The Committees will periodically review their respective charters and recommend any needed revisions to the Board. The following is a summary of the composition of each Committee:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Ian G.H. Ashken	X	*			X
Anthony E. Malkin			X
Thomas V. Milroy	X		X	*
Lord Paul Myners					X	*
Cyrus D. Walker					X
Carrie A. Wheeler	X		X
* Chair

Audit Committee

Number of Meetings in 2020: Four

Responsibilities. Our Audit Committee operates pursuant to a formal charter that governs the responsibilities of the Audit Committee. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for, among other things:

•	overseeing preparation of our financial statements, the financial reporting process and our compliance with legal and regulatory matters;

•	appointing and overseeing the work of our independent auditor;

•	preapproving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such work;

•	approving the scope of the annual audit;

•	reviewing interim and year-end financial statements;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board; and

•	approving the audit committee report required to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.

Independence and Financial Expertise. The Board has reviewed the background, experience and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC; and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board has determined that each of Mr. Ashken and Ms. Wheeler qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Number of Meetings in 2020: Two

Responsibilities. Our Compensation Committee operates pursuant to a formal charter that governs the responsibilities of the Compensation Committee. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions;

•	reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation;

•	determining the compensation of other non-CEO executive officers and all equity awards to such executive officers and other employees;

•	reviewing on a periodic basis compensation and benefits paid to directors and recommending such compensation to the Board of Directors for approval;

•

reviewing and approving our equity-based compensation plans and incentive compensation plans, including reviewing and approving the target performance benchmarks, if any, and range of aggregate value of our annual incentive program for senior management; and

•	approving the compensation committee report on executive compensation required to be included in our annual proxy statement.

Independence. The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE governance listing standards;

•	is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	meets the enhanced independence standards for compensation committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee who presently serve or, in the past year, have served on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.

Use of Compensation Consultant

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee has sole authority to approve related fees and retention terms.

During 2020, the Compensation Committee utilized the services of Willis Tower Watson (“WTW”), a global management consulting firm, which acted as its compensation consultant to assist in developing a formal executive compensation program, which has been implemented for 2021. The total fees paid to WTW for these services were approximately $158,000.

During 2020, our management also retained a separate business unit of WTW to provide insurance brokerage services to the Company. The total fees paid to WTW’s separate business unit with respect to services provided during 2020 (excluding services provided as compensation consultant as discussed above) were approximately $1.3 million. The Compensation Committee was not involved in management’s decision to retain the separate business unit of WTW to provide such services.

The Compensation Committee determined that the work of the separate business unit of WTW on matters other than executive compensation did not raise any conflict of interest with WTW’s services as compensation consultant, taking into account, among other factors, WTW’s policies and procedures relating to the prevention and mitigation of conflicts of interest, the use of separate teams for compensation consulting services and other services provided by WTW and its business units.

Nominating and Corporate Governance Committee

Number of Meetings in 2020: One

Responsibilities. Our Nominating and Corporate Governance Committee operates pursuant to a formal charter that governs the responsibilities of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Board’s committee structure and recommending to the Board for approval directors to serve as members of each committee;

•	developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;

•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and

•	reviewing director nominations submitted by stockholders.

The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees.

Independence. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee considers possible candidates for nominees for directors from many sources, including stockholders. The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee.

In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. We believe that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, we have adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our CEO and senior financial officers. Copies of our Code of Conduct and Code of Ethics are publicly available in the Investor Relations section of our website at www.apigroupcorp.com. Any waiver of our Code of Ethics with respect to our CEO, chief financial officer, controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

Since January 1, 2020, we did not enter into any related party transactions other than as set forth below.

Advisory Services Agreement

On October 1, 2019, we entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of Sir Martin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and advisory services, advisory services with respect to mergers and acquisitions, investor relations services, strategic planning advisory services, capital expenditure allocation advisory services, strategic treasury advisory services and such other services relating to the Company as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $4,000,000, payable in quarterly installments. The initial term of this agreement was through October 1, 2020 and has been and will in the future be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of our directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

Registration Rights

The Company has agreed to provide Sir Martin, Mr. Lillie, Mr. Ashken and the Mariposa Acquisition IV, LLC with certain registration rights that require the Company to provide them with such information and assistance following the APi Acquisition, subject to certain restrictions and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their Common Stock or warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such Common Stock or warrants.

In connection with an early warrant exercise financing (the “Warrant Financing”), each of Mariposa Acquisition IV, LLC and certain entities managed by Viking Global Investors LP (the “Viking Opportunities Fund”) that beneficially owned more than 5% of the Company’s issued and outstanding Common Stock, irrevocably committed to exercise their respective APi Group Corporation warrants. In exchange for such commitment, the Company agreed, among other things, that when requested by written notice (delivered not earlier than three months following the APi Acquisition), the Company would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity, which agreement would provide for customary registration rights (subject to customary exceptions) with respect to the Common Stock, or any other equity interests later acquired by such entity in exchange for the Common Stock in connection with a recapitalization, redomiciliation or similar transaction.

Pursuant to the foregoing agreement, on March 24, 2020, we entered into a registration rights agreement with Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Viking”), the beneficial owner of approximately 19.7% of our outstanding shares of Common Stock. Those shares were acquired by Viking in our initial public offering and the Warrant Financing. Pursuant to the registration rights agreement, we agreed that, subject to certain terms and conditions, (i) on or promptly after the one year anniversary of our becoming subject to the SEC reporting company requirements, we will file with the SEC a registration statement registering the resale of the Common Stock held by the Viking Opportunities Fund and use our commercially reasonable efforts to have such registration statement declared effective as promptly as practicable after its filing (but no later than 60 days after filing) and (ii) if we propose to register any of our Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the public offering of such securities solely for cash (other than in certain excluded registrations), we will register all of the shares that the Viking Opportunities Fund requests to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering). On May 12, 2021, we filed a registration statement to register the resale of such Common Stock and on May 21, 2021, such registration statement was declared effective by the SEC.

In addition, we agreed, among other things to, (i) make and keep available adequate current public information (as those terms are understood and defined in Rule 144); (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of us under the Securities Act and the Exchange Act (at any time after we have become subject to such reporting requirements); (iii) furnish certain information as may be requested by Viking as to our compliance with the reporting requirements of Rule 144 under the Securities Act and (iv) cooperate with Viking’s reasonable requests to facilitate any proposed sale of shares in accordance with the provisions of Rule 144 under the Securities Act, including, without limitation, by providing opinions of counsel, to the extent required.

The registration rights agreement contains customary indemnities. Our obligations under the registration rights agreement will terminate on the earlier of (a) such time as all of the shares that may be registered under the agreement have been sold and (b) such time as all of such shares may be sold, transferred or otherwise disposed of in a single transaction without limitation under Rule 144.

Commercial Relationships

During 2020, we, through certain of our subsidiaries, provided fire safety and dust mitigation services to Royal Oak Enterprises, LLC (“ROE”), a manufacturer and distributor of charcoal, fire logs and related products, in the ordinary course of business and on arm’s length terms. As consideration for our services, we received aggregate revenue of approximately $335,267 from ROE. Our Co-Chair, Sir Martin E. Franklin, is the chairman and controlling shareholder of ROE.

Policy Concerning Related Party Transactions

The Board of Directors has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee Charter. Such review will apply to any material transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his or her immediate family members is the related person.

Board Role in Risk Management

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through Committees of the Board, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing our policies and procedures with respect to risk assessment and risk management. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Anti-Hedging Policy

Our Insider Trading Policy, which is applicable to all employees (including officers) and directors of the Company, makes clear that no employee or director may engage in hedging transactions or any other forms of monetization transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities granted as compensation, or held directly or indirectly by the employee or director.

Director Compensation

Our non-employee director compensation policy provides for the following compensation for our non-employee directors:

•	Annual Retainer. Each non-employee director is entitled to an annual cash fee of $75,000, payable quarterly.

•	Committee Fees. Members of any of our Committees are entitled to an additional annual cash fee of $5,000. Each of the chairs of our Committees is entitled to an additional $10,000 annual cash fee.

•

Annual Equity Award. Each non-employee director will be granted annually a number of restricted stock units equal to $100,000 at the date of issue. The restricted stock units will vest and settle into shares of Common Stock on the earlier of the one-year anniversary of the date of issuance and the date of the following year’s annual meeting of stockholders.

In addition, all of our directors are entitled to be reimbursed by the Company for reasonable expenses incurred by them in the course of their directors’ duties relating to the Company.

Lord Myners and Messrs. Ashken, Milroy, Malkin and Walker and Ms. Wheeler will be paid compensation for their respective services on our Board. Sir Martin will not receive any additional compensation for services as a director in light of his affiliation with Mariposa Capital, LLC, which provides advisory services to the Company in exchange for a fee. In addition, Mr. Becker, who serves as our CEO, is not entitled to receive any additional compensation for his services as a director. Mr. Lillie has elected to waive all compensation for service as a director.

The table below sets forth the non-employee director compensation for the year ended December 31, 2020. Mr. Becker, our CEO, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Becker’s compensation, see “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Sir Martin E. Franklin	—	—	—
James E. Lillie	—	—	—
Ian G.H. Ashken	90,000	100,000	190,000
Anthony E. Malkin	80,000	100,000	180,000
Thomas V. Milroy	90,000	100,000	190,000
Lord Paul Myners	85,000	100,000	185,000
Cyrus D. Walker	80,000	100,000	180,000
Carrie A. Wheeler	85,000	100,000	185,000

(1)

Represents the aggregate grant date fair values of restricted stock units granted during 2020, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2020, see Note 18 to our historical consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

The following table sets forth the aggregate number of restricted shares of our Common Stock and unexercised stock options to purchase our Common Stock outstanding at December 31, 2020 for each of our non-employee directors:

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2020	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2020
Sir Martin E. Franklin	—	—
James E. Lillie	—	—
Ian G.H. Ashken	6,920	—
Anthony E. Malkin	6,920	—
Thomas V. Milroy	6,920	37,500
Lord Paul Myners	6,920	50,000
Cyrus D. Walker	6,920	—
Carrie A. Wheeler	6,920	—

EXECUTIVE OFFICERS

Executive Officers

Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Becker is set forth above under “PROPOSAL 1—ELECTION OF DIRECTORS.”

Name	Age	Title
Russell A. Becker	55	President and Chief Executive Officer
Thomas A. Lydon	56	Chief Financial Officer
Andrew J. Cebulla	50	VP, Controller and Chief Accounting Officer
Andrea M. Fike	60	SVP, General Counsel and Secretary
Paul W. Grunau	55	Chief Learning Officer

Thomas A. Lydon has served as Chief Financial Officer of APi Group Corporation since the completion of the APi Acquisition on October 1, 2019, and previously served as Chief Financial Officer of APi Group, Inc. since July 2014. Prior to joining APi Group, Inc., Mr. Lydon was a partner at KPMG, where he served for 28 years in positions of increasing responsibility. From 1995 to 1997, Mr. Lydon ran KPMG’s U.S. desk in Sydney, Australia, and from 1999 to 2001, he led KPMG’s internal audit practice in Minneapolis, Minnesota. In 2001, Mr. Lydon became managing partner of KPMG’s Des Moines, Iowa office and was promoted in 2009 as business unit partner in charge of audit for the Des Moines and Minneapolis offices. Mr. Lydon also serves on the board of Cristo Rey Jesuit High School, a Minneapolis non-profit and is a certified public accountant.

Andrew J. Cebulla has served as Vice President and Controller of APi Group Corporation since January 2021 and as Chief Accounting Officer since March 24, 2021. Prior to joining APi Group Corporation, Mr. Cebulla was the Interim Chief Financial Officer (from January 2020 through December 2020) and Vice President of Finance and Corporate Controller (from September 2017 to December 2019) for Tennant Company, a company that designs, manufactures, and markets cleaning solutions. Prior to that, Mr. Cebulla held various roles in finance and accounting (from 2007 to September 2017) at MTS Systems, a global supplier of advanced test systems, motion simulators and precision sensors, including Vice President of Finance – Test Vehicles and Structures, Director of Investor Relations, Treasurer and Corporate Controller. Mr. Cebulla began his career at Deloitte and Touche, LLP and is a certified public accountant – inactive.

Andrea M. Fike has served as Senior Vice President and General Counsel of APi Group Corporation since January 2020 and as Secretary since March 2020. Most recently, Ms. Fike was Executive Vice President and General Counsel for iMedia Brands, Inc., a digital and television media and retailing company. From April 2017 to June 2019, Ms. Fike headed the iMedia Brands legal department and assumed leadership of several operations functions, including the company’s customer solutions group, after which she was a consultant until she joined APi Group Corporation. Prior to that, Ms. Fike served as Senior Vice President and General Counsel at Regency Corporation, an educational institution, from 2008 to July 2017. At Regency Corporation, Ms. Fike was responsible for management of the legal and compliance, campus operations and human resources functions. Prior to that, she spent eight years at FICO, an analytics software company, where she was responsible for oversight of the legal department. Prior to that, Ms. Fike spent ten years at a law firm where, as a partner, she focused on financial institutions regulatory law. Ms. Fike also serves on the board of the Jungle Theater, a Minneapolis non-profit.

Paul W. Grunau has served as Chief Learning Officer of APi Group Corporation since the completion of the APi Acquisition on October 1, 2019, and previously served as Chief Learning Officer of APi Group, Inc. since January 2016. Mr. Grunau also previously served as Chief Operating Officer of APi Group, Inc. from 2009 to 2011. Mr. Grunau initially joined APi Group, Inc. in 2006 following the acquisition of Grunau Company by APi Group, Inc. and had been the President and owner of Grunau Company from 1999 until its acquisition. From 2011 to December 2015, he served as Chief Operating Officer of Health Payment Systems, a health care technology startup in which he was a founding investor. Mr. Grunau also served as a director of APi Group, Inc. from 2011 until the closing of the APi Acquisition. Mr. Grunau also serves on the boards of two private companies and is a Trustee of the Dunwoody College of Technology.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion and Analysis provides information regarding our executive compensation philosophy, programs and decisions for 2020 for our named executive officers. For 2020, our named executive officers were:

Russell A. Becker	President and Chief Executive Officer
Thomas A. Lydon	Chief Financial Officer
Julius J. Chepey	Former Chief Information Officer(1)
Andrea M. Fike	Senior Vice President, General Counsel and Secretary(2)
Paul W. Grunau	Chief Learning Officer
Mark T. Polovitz	Former Vice President and Controller(3)

(1)	Mr. Chepey’s employment with the Company terminated in February 2021.
(2)	Ms. Fike joined the Company in January 2020.
(3)	Mr. Polovitz transitioned to a new role with a Company operating subsidiary effective June 2020.

Compensation Philosophy and Objectives

Our Compensation Committee’s guiding principle when reviewing and determining executive compensation is to assure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value.

Because we had no executive officers prior to the APi Acquisition, we did not have or maintain an executive compensation program until the APi Acquisition. During 2020, the Compensation Committee retained WTW as its compensation consultant, and with their assistance, developed a formal executive compensation program which has been implemented for 2021. This program is designed to further the Company’s compensation philosophy and objectives of maintaining a top-tier management team and seeks to ensure that:

•	executives are appropriately rewarded for their contributions to our successful performance;

•	a significant portion of each executive’s compensation is “at risk” and tied to overall Company performance and, where applicable business unit performance;

•	there is a balance of short and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking; and

•	there is alignment between the interests of executives and those of our stockholders.

Overview of 2020 Performance

Our operational and financial performance in 2020 was significantly impacted by the COVID-19 pandemic. Our management moved quickly to stabilize the business and develop the Company’s response to the pandemic. The extraordinary efforts of the entire APi team allowed the Company to continue serving our customers, support our employees and business partners and position us to execute as we move into 2021.

Driven by the impact of the COVID-19 pandemic, we experienced a year-over-year net revenue decline of 12.3%. The decline was driven by the negative impact from the sale of two industrial services businesses that accounted for $91 million of revenue in 2020 compared to $290 million of revenue in 2019. In addition, COVID-19 negatively impacted revenue in 2020 resulting from access restrictions to buildings and project sites and our customers delaying or cancelling projects due to the uncertainty of the impact of COVID-19 on their businesses. Reported net loss was $153 million, compared to a net loss of $153 million in the prior year

(Successor) and net income of $86 million in the period from January 1, 2019 through September 30, 2019 (Predecessor). The net loss in 2020 was primarily driven by a $197 million impairment charge related to goodwill and intangible assets, higher depreciation and amortization expense resulting from the mark-up of certain depreciable and intangible assets associated with the APi Acquisition, and the negative impact of the COVID-19 pandemic. Net income as a percentage of net revenues for the year ended December 31, 2020 was (4.3%) compared to (15.5%) for the 2019 Successor period and 2.8% in the 2019 Predecessor period. The change in 2020 was primarily attributable to improvements in gross margin resulting from a combination of a focus on project selection, targeted price improvements, project efficiencies and a favorable mix of services. Net cash provided by operating activities was $496 million, up $201 million from $150 million and $145 million of net cash provided by operating activities for the prior year (Successor) and the period from January 1, 2019 through September 30, 2019 (Predecessor), respectively, driven by the decline in revenues which changed in the mix and timing of demand for our services and working capital requirements. More specifically, a decrease in outstanding accounts receivable from rigorous collection efforts and a reduction in contract assets from a focused effort to improve the timeliness of invoicing, drove significant improvement in operating cash flow.

Management remained focused on our strategic priorities and driving margin expansion through our efforts to improve our mix of recurring service revenue, establishing a rigorous and disciplined project and customer selection process, driving organic growth through attracting new customers and increasing work from repeat customers, increasing demand for services, utilizing technology platforms to drive business process improvements, and executing on strategic M&A activities. Despite the negative impact from the pandemic, we made significant progress on these strategic priorities during 2020 as evidenced by our margin expansion and strong free cash flow.

Compensation Governance Practices

Our executive compensation governance practices are intended to support the needs of the business, drive performance, and ensure management alignment with the short- and long-term interests of our stockholders. Selected key policies embedded in our new executive compensation program are set forth below:

What We Do	What We Don’t Do
Beginning in 2021, pay for performance with a substantial majority of pay dependent on performance, not guaranteed	Maintain single trigger severance provisions upon a change in control in employment agreements

Use multi-year vesting terms for annual executive officer equity awards	Permit liberal share recycling

Balance short and long-term incentives	Reprice equity awards without shareholder approval

Require executive officers to place compensation at risk of “clawback” actions by the Company in appropriate circumstances	Permit hedging or short sales of the Company’s stock

Engage an independent compensation consultant	Provide tax gross-ups for change in control payments

Benchmark compensation to peer and market data during compensation decision-making process	Provide dividends (or equivalents) on restricted stock units or performance stock units

Provide excessive perquisites

Executive Compensation Setting Process

Review of the Compensation Committee

Our Board of Directors has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things:

•

the design, implementation and administration of short- and long-term compensation (including benefits and awards under our 2019 Equity Incentive Plan (the “Equity Incentive Plan”)) for directors, executive officers and other employees;

•	reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation; and

•	determining compensation for non-CEO Company executive officers.

When making compensation decisions, the Compensation Committee analyzes data relating to our Peer Group (as identified below in “Peer Group and Market Benchmarking”) and considers the dynamics of operating in the safety services, specialty services and industrial services industries, the importance of rewarding and retaining talented and experienced executives to continue to guide the Company, the alignment of our executive compensation program with stockholders’ interests and the voting guidelines of certain proxy advisory firms and stockholders. In reviewing and determining executive compensation, the Compensation Committee also considers: compensation levels at peer companies and information derived from compensation surveys provided by outside consultants; the Company’s past-year performance and growth; the results of any say on pay votes by stockholders; achievement of specific pre-established financial goals; a subjective determination of the executives’ past performance and expected future contributions to the Company; and past equity awards granted to such executives. In addition, in connection with the 2021 executive compensation program design, the Committee received analyses, guidance and recommendations, including information on executive compensation market trends and practices of peer companies, provided by WTW.

Consideration of the Stockholder Advisory Vote on Executive Compensation

As part of its decision making on compensation, the Compensation Committee evaluates the most recent advisory vote of the Company’s stockholders on executive compensation, known as the “Say-on-Pay” vote, as well as other feedback that it may receive from the Company’s largest shareholders in connection with this vote.

At our annual meeting on August 13, 2020, our executive compensation for 2019 received the support of approximately 93% of the votes cast on the “Say-on-Pay” proposal. We understand that our stockholders support an executive compensation program the majority of which is based on the achievement of performance objectives. In establishing our 2021 executive compensation program, this perspective was reviewed and considered by the Compensation Committee, in combination with the other information outlined herein. As further described below, 80% of our 2021 annual awards to our named executive officers are performance-based and the Compensation Committee expects that future equity awards will have a significant component that is performance-based. The Compensation Committee will continue to consider the views of our stockholders in connection with executive pay practices and programs and will make adjustments based on evolving best practices, competitive market information and practices, and changing regulatory or other requirements.

Peer Group and Market Benchmarking

As part of the work in 2020 to develop an executive compensation program for 2021, the Compensation Committee identified a representative peer group in the same or similar industries that the Compensation Committee believes is representative of the labor market from which we recruit talent. Factors used to select the peer group included industry segment, revenues, profitability, market capitalization, number of employees, capital structure and a qualitative review of potential companies’ business fundamentals to ensure alignment with our company. Several companies were identified whose business models more closely align with the Company, but which have a larger revenue base. The approach taken by the Compensation Committee in selecting the primary peer group excluded these larger companies from the market data review but included them as “reference peers” for the purpose of providing qualitative data about program design for the Committee’s reference. The primary peer group is composed of the following companies: ADT, Inc.; Advanced Drainage Systems, Inc.; Cintas Corporation; Comfort Systems USA, Inc.; Dycom Industries, Inc.; EMCOR Group, Inc.; Flowserve Corporation; MasTec, Inc.; MYR Group, Inc.; Otis Worldwide Corporation; Primoris Services Corporation; Quanta Services, Inc.; Residio Technologies, Inc.; SPX Corporation; Tutor Perini Corporation; Watts Water Technologies, Inc., and; Xylem Inc. The reference peer group is composed of the following companies: Johnson Controls International PLC; Carrier Global Corporation, and; Jacobs Engineering Group, Inc. In addition to current market trends, the Compensation Committee will consider the primary peer group to inform pay decisions and both the primary and reference peer groups to inform executive compensation program design.

The Compensation Committee expects to continue to utilize outside compensation and benefits consultants from time to time to assist the Compensation Committee in designing management pay, compensation design and other related matters. The information from any outside consultant regarding pay practices at peer companies will be used by the Compensation Committee as a resource in its deliberations regarding executive compensation and will be useful in determining the marketplace competitiveness as well as reasonableness and appropriateness of our executive compensation programs. Although at this time we do not intend to target executive compensation to a specific market percentile, we intend to provide a compensation package that is competitive in the market and rewards each executive’s performance for executing the strategic and financial goals of the Company for the long term benefit of our stockholders.

Role of Executives in Establishing Compensation

We expect our CEO to evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the named executive officers. Our CEO can then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for such named executive officers and other executive officers of the Company.

Components of the Executive Compensation Program

In connection with the APi Acquisition, our Board of Directors approved executive employment agreements for Messrs. Becker and Lydon and an offer of employment for each of Ms. Fike and Mr. Grunau (collectively, the “Employment Agreements”) which provide for a base salary, annual cash incentive compensation, annual time- and performance-based equity incentive awards (each, an “LTI Award”) and participation in our employee benefits plans.

The Company’s 2020 executive compensation program contained three primary components: Base Salary; Annual Incentive Compensation, and Long-Term Equity Compensation. The Compensation Committee believes that a combination of these components provides the named executive officers with a competitive executive compensation package that serves to motivate and retain the executive while promoting the Company’s pay-for-performance philosophy. The 2020 executive compensation program was a continuation of the post-APi Acquisition compensation program, pending the implementation of program design changes adopted in connection with the work and recommendations of the Compensation Committee’s independent compensation consultant, WTW, in 2021. As outlined in greater detail below, the Compensation Committee determined to implement these program changes in 2021 rather than in 2020, due to the impacts the COVID-19 pandemic on the Company, including the need to minimize the management distraction that would result from implementing compensation program changes during the midst of the pandemic.

In the first quarter of 2021, the Compensation Committee approved, and the Company implemented, a 2021 executive compensation program. As with the 2020 program, the 2021 executive compensation program is intended to attract and retain a high caliber of executive talent, align incentives with stockholder’s interests, and support the Company’s pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary performance, a significant contribution to the Company’s strategic objectives or other retention or business purposes.

The following table summarizes the primary components of the 2021 executive compensation program:

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations
Base Salary	Fixed Short Term Cash	Attract and Retain Key Talent to Lead Our Complex Global Business	Peer group and market-based data; Role; Performance; Pay Equity; Compensation History and Executive Potential

Annual Incentive Award	Variable Short Term Cash

Attract and Retain Key Talent to Lead Our Complex Global Business

Motivate and Reward Achievement by Company of annual financial Company performance targets established through the annual budget process

Targets established by consideration of Role; Pay Equity; and past performance/executive potential; and retention objectives/risks

Award targets are established as a percentage of base salary

Awards generally determined and paid based on achievement of performance goals after conclusion of year

Long Term Incentive Awards	Variable Long-Term Equity	Attract and Retain Key Talent to Lead Our Complex Global Business Motivate and Reward Achievement by the Company of long-term financial Company performance targets supporting long-term strategic plan

Targets established by consideration of Role; Pay Equity; past performance/executive potential; and retention objectives/risks

Award targets are established as a percentage of base salary

Awards a blend of performance based and time based equity, with heavy reliance on performance awards to balance retention and long-term performance goals.

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations

Benefits and other Perquisites	Not Applicable	Attract and Retain Key Talent with appropriate health and welfare benefits Provide basic financial stability

Participation in health, welfare and retirement benefit plans, generally on the same terms as all other full-time employees

Limited additional non-monetary benefits consistent with the competitive marketplace

Base Salary

The Compensation Committee believes base salary, in combination with health, welfare and retirement benefits, serves to attract and retain high-quality executives needed to lead our complex business by providing basic compensation and financial stability. The Compensation Committee expects to annually review the named executive officers’ base salaries and make appropriate adjustments subject to the terms of any individual employment agreements. Any adjustments will be based on individual responsibilities and performance, internal pay equity, compensation history, executive potential and peer group and market based data.

During 2020, none of our named executive officers received any increase in base salary. Moreover, due to the uncertainties presented by the COVID-19 pandemic, the Company’s management team took early preemptive cost-containment measures, including the voluntary reduction of named executive officer base salaries. These reductions were effective on March 16, 2020 and ranged from 20% to 97%, with the reduction for our CEO at 97%. These reductions continued for a minimum of 4 months, at which time the base salaries for Messrs. Lydon, Chepey and Polovitz and Ms. Fike were incrementally returned to their original levels over three months’ time. The base salaries for Messrs. Becker and Grunau stayed at fully reduced levels until mid-November, when they were fully restored. Prior to these reductions, the base salaries of our named executive officers were: Mr. Becker—$1.25 million; Mr. Lydon—$825,000; Mr. Grunau—$340,000; Mr. Chepey—$300,000; Ms. Fike—$350,000; and, Mr. Polovitz—$275,000. In February 2021, the Compensation Committee reviewed the base salaries for our named executive officers and determined that base salaries for Messrs. Becker, Lydon and Grunau would remain unchanged. Base salary for Ms. Fike was set at $400,000.

In addition, in 2021 the Committee reviewed the overall company performance and determined that, in light of the financial performance achieved, the outsized base pay reductions taken by certain named executives reflected a diminution in annual compensation that was not merited based on actual company performance and which far exceed the general pay reduction of 20% or less for other employees. Accordingly, the Compensation Committee awarded a one-time stock grant to each named executive officer whose pay reduction exceed 20% of base salary, in the amount of the difference between the actual pay reductions and a 20% pay reduction. The value of the one-time stock grants were: Mr. Becker—$700,246; Mr. Lydon—$186,667; and Mr. Grunau—$173,250.

Annual Cash Incentive Compensation

2020 Annual Incentive

In 2020, the Compensation Committee reviewed the numerous significant circumstances facing the Company, each of which could have a material impact on the Company’s results. These included:

•	the unique events of 2020 relating to the COVID-19 pandemic and in particular the high degree of macroeconomic uncertainty;

•	the relative newness of the Company to the public markets and the significant efforts the Company was undertaking to create systems and processes for operation as a public company; and

•	the APi Acquisition and the inherent retention risks created by integration activities.

In light of these circumstances, the Compensation Committee chose to maintain a flexible approach to annual incentive compensation in 2020 and not to establish financial or other performance goals to determine 2020 incentives at a time when the pandemic and its impacts were emerging. Nevertheless, the Committee continued its ongoing review of the Company’s executive compensation program during 2020 with a goal of establishing a more formal executive compensation program for 2021, while temporarily maintaining this flexible approach to annual incentive compensation.

Consistent with this approach, in the first quarter 2021, the Committee examined the totality of the results delivered by the organization. As part of this review the Committee examined the financial and strategic results the Company had achieved during 2020, including progress on key business initiatives. In addition, however, given the extraordinary impacts of COVID-19 on economies and businesses, the Committee also focused on the effectiveness of the Company’s executives’ efforts to mitigate the impact of COVID-19. This included consideration of the rapid and proactive moves that the Company’s executives took to closely align expenses to demand, as the impacts of the COVID-19 pandemic emerged; the continual surveillance of these impacts and shifts in expense and demand side strategies in response to changes in impacts; the proactive and material (and in some cases dramatic) voluntary reductions in salary taken by the executive team; the proactive and comprehensive work to monitor federal, state and local developments in governmental orders and recommendations governing the conduct of essential work during various waves of the pandemic; and the vigilance to ensure that the Company maintained a sharp focus on the safety and wellbeing of its employees. The Compensation Committee’s view was that the executive team drove significant financial, strategic and operational achievement despite the negative economic impacts of COVID-19 in the Company’s markets; the incremental costs required to operate under state and local COVID-19 quarantines; and the diversion of management attention required to address the new operating conditions created by COVID-19. The Committee determined that the 2020 performance of the executive team demonstrated exemplary leadership and management skill under very difficult conditions. Based on this conclusion, the Committee awarded 100% of the cash incentive target opportunity established in Messrs. Becker’s and Lydon’s respective employment agreements, in the amounts of $1,250,000 and $825,000, respectively and Messrs. Chepey, Grunau, and Polovitz and Ms. Fike received annual cash incentives of $200,000, $300,000, $211,437, and $160,000, respectively.

2021 Annual Incentive

Consistent with the Company’s pay-for-performance philosophy, and to promote alignment with stockholders’ interests, the 2021 executive compensation program is based on Company performance. Under this program, Company executives have annual cash incentive targets represented by a percentage of their base salary. Cash incentives awarded will be determined by the Compensation Committee, based on the achievement of annual performance goals, developed in the annual budget process and approved by the Compensation Committee.

For 2021, all our named executive officers (other than Mr. Chepey who left the Company in February 2021 and Mr. Polovitz who is no longer an executive officer of the Company) will be eligible for an annual cash incentive opportunity as outlined below, based on the achievement of a performance goal tied to the Company’s annual adjusted EBITDA performance.

Named Executive Officer	Target Annual Incentive as a Percentage of Salary
Russell Becker	100%
Thomas Lydon	100%
Andrea Fike	50%
Paul Grunau	88%

Amounts payable under the annual incentive portion of the executive compensation plan will be subject to threshold (25% of target) and maximum (125%-200% of target) payouts for achievement of the performance goal at threshold and max levels, respectively. The premium payouts levels are: Messrs. Becker, Lydon, and Ms. Fike—200%; and Mr. Grunau – 125%. If performance is achieved between the threshold level and target or between the target and maximum level, the amount of the annual incentive payment with respect to that metric will be calculated on a linear basis from the target level.

LTI Awards

LTI Awards granted by the Compensation Committee are intended to align the financial interests of our executives with those of the stockholders of the Company. We believe that stockholders’ interests are best served by balancing the focus of executives’ decisions between short and long-term measures. We also believe that providing executives with opportunities to acquire significant stakes in the Company’s growth incentivizes and rewards executives for sound business decisions and high-performance team environments, while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success. We expect our executive officers and other key management personnel to be and remain stockholders in the Company.

LTI Awards are granted under the Equity Incentive Plan, which was approved by our Board of Directors effective as of October 1, 2019 in connection with the closing of the APi Acquisition, or such other long-term incentive plans, programs and arrangements established and modified from time to time by the Compensation Committee. We expect any LTI Awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion. Our named executive officers are eligible to participate in our Equity Incentive Plan and any other long-term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee, in its sole discretion.

2020 Equity Awards

On January 1, 2020, Messrs. Chepey and Polovitz were granted 19,510 and 24,390 restricted stock units, respectively, which vest in equal installments on the first, second and third anniversaries of the grant date. Additionally, Ms. Fike was granted 24,390 restricted stock units when she joined the Company in January 2020, which vest in equal installments on January 1, 2021, 2022 and 2023. These grants were made as part of the integration activities related to the APi Acquisition. No additional grants were made to the named executive officers in 2020.

2021 LTIP

The Compensation Committee has adopted a 2021 executive compensation program, including provisions relating to the award of LTI grants. The Compensation Committee believes that named executive officer long-term compensation should be correlated with salary and short term incentive compensation. Accordingly, the Compensation Committee will use a percentage of each named executive officer’s base salary to determine the value of the LTI award to be granted each named executive officer each year. The Compensation Committee also believes that the structure of LTI grants should correlate the value of any such award to the achievement by the Company of long-term and strategic objectives. As such, the Compensation Committee expects that a significant percentage of the amount of LTI awards will be subject to the achievement of three-year Company performance goals. Time-based awards may be awarded as part of a balanced approach to encourage retention and ensure that the Company’s compensation programs do not encourage excessive risk-taking.

Pursuant to the newly adopted executive compensation program, on February 15, 2021 the Compensation Committee approved the grant of a mix of performance stock units and restricted stock units to the named executive officers. The restricted stock units represent 20% of the total target award amount and will vest ratably over three years, from the date of grant. The performance stock units represent 80% of the total target award amount, assuming performance and vesting at target levels. The performance stock units will vest at threshold or target levels of 25% or 100%, respectively, if the applicable performance goal is met at the corresponding threshold or target level. In the event the performance goal is met at the maximum level, a premium factor of 125% to 200% will apply. The performance goal is an adjusted EBITDA margin goal and the achievement of the goal will be determined by the Compensation Committee following the three year performance period of January 1, 2021 through December 31, 2023. In addition, an adjusted consolidated net revenue performance goal must be met at the end of the three year performance period for any performance stock units to be earned at the end of the performance period. The awards granted to the named executive officers are as follows:

Named Executive Officer	Restricted Stock Units	Performance Stock Units
Russell Becker	52,356	209,425
Thomas Lydon	15,707	62,828
Andrea Fike	3,770	15,079
Paul Grunau	3,560	14,242

The premium factor to be applied to the award to Messrs. Becker, Lydon, and Ms. Fike is 200%; and the premium factor to be applied to the award to Mr. Grunau is 125%. Each of the above performance stock unit awards represents the target grant amount; actual shares earned at vesting, if any, may be higher or lower depending on the level of performance achieved.

Benefits and Other Perquisites

We provide employees, including the named executive officers, with a range of employee benefits including life and health insurance, disability benefits and retirement benefits (as described below), that are designed to assist in attracting and retaining skilled employees critical to our long-term success, provide basic financial stability, and to be competitive with market practice.

Profit Sharing & 401(k) Plan

Most of our domestic employees, including our named executive officers, are eligible to participate in the Company’s tax-qualified Profit Sharing & 401(k) Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The 401(k) Plan provides the option for the Company to make matching contributions. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives.

Other Benefits and Perquisites

We also provide each of our named executive officers with an executive term life insurance policy which provides a death benefit of $550,000 and an executive disability insurance policy which covers up to 75% of their base salary. In addition, we provide certain of our named executive officers with a car allowance.

Company matching contributions and cash profit sharing contributions allocated to named executive officers under the 401(k) Plan, premiums paid by the Company on the life and disability insurance policies on behalf of named executive officers and amounts paid by the Company for the car allowance for named executive officers are shown in the “All Other Compensation” column in the Summary Compensation Table for Fiscal 2019 in the “Executive Compensation” section.

Employee Stock Purchase Plan

Most of our domestic employees, including our named executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”). Sales of shares of our Common Stock under the ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Internal Revenue Code. The ESPP permits employees of the Company, including our named executive officers, to purchase Common Stock at a discount equal to 85% of the lesser of (i) the market value of the Common Stock on the first day of the offering period, or (ii) the market value of the Common Stock on the purchase date, whichever is lower. Participants are subject to eligibility requirements and may not purchase more than 500 shares in any offering period or more than $10,000 of Common Stock in a year under the ESPP.

Other Compensation-Related Practices and Policies

Change in Control

The Employment Agreements (other than Ms. Fike’s) provide that if an executive is terminated either without “cause” (as defined in the Employment Agreements) or terminates their employment for “good reason” (as defined in the Employment Agreements) during the two-year period immediately following a “change in control” (as defined in the Equity Incentive Plan), they shall be entitled to certain payments and benefits. See the “Potential Payments Upon Termination or Change in Control” section below. We believe such change in control provisions serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgement without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. We also believe that such arrangements are competitive, reasonable and necessary to attract and retain key executives.

Severance

The Employment Agreements provide that if an executive is involuntarily terminated without “cause” or terminates their employment for “good reason,” they shall be entitled to all previously earned and accrued but unpaid amounts of their base salary up to their termination date. Subject to certain conditions, such an executive will also be entitled to severance pay as set forth in their Employment Agreement and described under the “Potential Payments Upon Termination or Change in Control” section below.

Clawback Policy

The Dodd-Frank Wall Street Reform and Consumer Protection Act (known as the “Dodd-Frank Act”), enacted in July 2010, required stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material noncompliance with financial reporting requirements or violations of U.S. securities laws. These rules have not yet been adopted.

The Equity Incentive Plan includes a clawback policy which allows the Company to recoup compensation, including any equity awards issued thereunder under certain circumstances, affording the Company significant flexibility to require recoupment in appropriate circumstances. The Compensation Committee will review, amend or adopt a clawback policy as necessary to ensure compliance with these regulations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

The Compensation Committee

Thomas V. Milroy, Chair

Anthony E. Malkin

Carrie A. Wheeler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation to our named executive officers for the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Russell A. Becker	2020	440,379	(2)	1,251,000	(3)	—	—	(4)	51,615	(5)	1,742,994
President and Chief	2019	1,100,000		6,256,461	(6)	5,022,500	—		24,375	(7)	12,403,336
Executive Officer
Thomas A. Lydon	2020	566,146	(2)	950,000	(3)	—	—	(4)	55,147	(5)	1,571.989
Chief Financial Officer	2019	825,000		950,000	(8)	1,537,500	—		18,730	(7)	3,330,870
Julius J. Chepey	2020	267,750	(2)	200,250	(3)	211,684	—	(4)	34,499	(5)	702,477
Chief Information Officer(9)	2019	300,000		250,000	(10)	—	—		17,070	(7)	567,070
Andrea M. Fike	2020	303,669	(2)	172,000	(3)	264,632	—	(4)	16,652	(5)	722,319
Senior Vice President and General Counsel
Paul W. Grunau	2020	137,045	(2)	301,000	(3)	—	—	(4)	37,813	(5)	475,858
Chief Learning Officer	2019	332,500		275,000	(9)	499,995	—		26,011	(7)	1,133,506
Mark T. Polovitz	2020	258,271	(2)	226,437	(3)	264,632	—	(4)	26,745	(5)	761,451
Vice President and Controller(11)	2019	228,750		700,000	(12)	—	—		15,270	(7)	944,020

(1)

The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2020, see Note 18 to our historical consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

As part of early preemptive cost-containment measures taken in 2020 due to the uncertainties presented by the COVID-19 pandemic, our named executive officers voluntarily agreed to a reduction in their base salaries. These reductions in base salaries ranged from 20% to 97%. These reductions were initiated on March 16, 2020 and were in place for a period of between 4 and 8 months. For additional details see “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Base Salary.” In 2021 the Committee reviewed the overall company performance and determined that, in light of the Company’s solid financial performance despite the significantly challenging environment, the outsized base pay reductions taken by certain named executives reflected a diminution in annual compensation that was not merited based on actual company performance and which far exceed the general pay reduction of 20% or less for other employees. Accordingly, the Compensation Committee awarded a one-time stock grant to each named executive officer whose pay reduction exceed 20% of base salary, in the amount of the difference between the actual pay reductions and a 20% pay reduction.

(3)

This amount represents a bonus relating to the named executive officer’s 2020 performance. In addition, amounts listed for Messrs. Becker, Grunau and Chepey also represent a nominal bonus related to years of service. Mr. Becker’s years of service award was declined and awarded to charity. For Messrs. Lydon and Polovitz and Ms. Fike, the amounts listed also include a one-time bonus award related to the Company’s completion of the re-domestication and initial listing on the NYSE. Mr. Becker and Mr. Lydon each declined a portion of the award granted by the Compensation Committee for 2020 performance in the amounts of $200,000 and $6,300 respectively. These declined amounts were retained by the Company for other corporate purposes.

(4)

Pursuant to their employment agreements, Messrs. Becker and Lydon and Ms. Fike were entitled to receive payments under the annual cash incentive program based on Company performance in 2020. However, for 2020, and as more fully described in “Compensation Discussion and Analysis—Components of the

Executive Compensation Program—Base Salary,” the establishment of annual incentive performance goals was deferred by the Compensation Committee for all executive officers during development of the Company’s new executive compensation program for 2021 and in light of the unique events of 2020 relating to the COVID-19 pandemic to maintain a flexible approach to annual incentive compensation in 2020.
(5)

These amounts represent Company payments for executive life and disability insurance benefits and Company matching contributions to such named executive officer’s 401(k) plan. For all executive officers other than Ms. Fike, the amounts also include a Company cash profit-sharing contribution to such officer’s 401(k) plan and a Company-paid car allowance.

(6)

This amount includes a $2,500,000 one-time transaction bonus paid to Mr. Becker in connection with the closing of the APi Acquisition, including a portion that was directed by the sellers in the APi Acquisition, and a $3,756,461 bonus relating to a bonus arrangement with APi Group, Inc. that was terminated upon the closing of the APi Acquisition

(7)

These amounts represent Company payments for executive life and disability insurance benefits, a Company-paid car allowance, Company matching contributions to such named executive officer’s 401(k) plan and, for Mr. Lydon, a nominal gift card.

(8)	This amount represents a one-time transaction bonus paid to Mr. Lydon in connection with the closing of the APi Acquisition, including a portion that was directed by the Sellers.
(9)	Mr. Chepey’s employment with the Company terminated in February 2021.
(10)	This amount represents a bonus relating to the named executive officer’s 2019 performance.

(11) Mr. Polovitz transitioned to a new role with a Company operating subsidiary effective June 2020.

(12)	This amount includes a $500,000 one-time transaction bonus paid to Mr. Polovitz in connection with the APi Acquisition.

Grants of Plan-Based Awards During 2020

The table below provides information regarding equity and non-equity awards granted to our named executives during fiscal 2020.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($)
Russell A. Becker	—	—	—
Thomas A. Lydon	—	—	—
Julius J. Chepey(2)	1/1/2020	19,510	211,684
Andrea M. Fike	1/20/2020	24,390	264,632
Paul W. Grunau	—	—	—
Mark T. Polovitz	1/1/2020	24,390	264,632

(1)

This column represents the number of restricted stock units granted in 2020 to our named executive officers. The awards to Messrs. Chepey and Polovitz are restricted stock units that vest in equal installments on the first, second and third anniversaries of the grant date. The award to Ms. Fike is restricted stock units that vest in equal installments on January 1, 2021, 2022 and 2023.

(2)

Mr. Chepey’s employment with the Company terminated in February 2021. As a result, the 13,006 restricted stock units that had not vested as of the effective date of termination were forfeited as per the terms of the award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Pursuant to their respective Employment Agreements, Mr. Becker is entitled to a base salary of $1.25 million, Mr. Lydon is entitled to a base salary of $825,000, Ms. Fike is entitled to a base salary of $350,000, and Mr. Grunau is entitled to a base salary of $340,000, which amounts will be reviewed and may be adjusted annually by the Compensation Committee.

Pursuant to their respective Employment Agreements, Mr. Becker and Mr. Lydon were both eligible in 2020 to receive an annual cash incentive award with a target incentive opportunity equal to 100% of their annual base salary and a maximum incentive opportunity equal to 200% of their annual base salary, in each case subject to the performance metrics and targets to be established by the Compensation Committee. Pursuant to her offer letter, Ms. Fike was eligible to receive an annual cash incentive award with a target incentive opportunity of 40% of her annual base salary. Messrs. Chepey, Grunau, and Polovitz were also eligible to participate in any annual cash incentive program established by the Compensation Committee.

Pursuant to their respective Employment Agreements, beginning in 2021, Messrs. Becker and Lydon are entitled to annual time and/or performance based long term compensation awards under the Equity Incentive Plan and/or such other plans, programs or arrangements having a grant date value of not less than 400% and 185%, respectively, of their then current base salaries. The awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion. All other awards granted to the named executive officers will be made at the discretion of the Compensation Committee on terms and conditions approved by the Compensation Committee.

The Employment Agreements with Messrs. Becker, Lydon and Grunau and Ms. Fike provide for severance payments under certain circumstances. See “ —Potential Payments Upon Termination or Change in Control” for additional information.

Outstanding Equity Awards at 2020 Year End

The following table provides information concerning unvested restricted stock units held by each of our named executive officers as of December 31, 2020.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell A. Becker	10/1/2019	326,666	5,928,988
Thomas A. Lydon	10/1/2019	100,000	1,815,000
Julius J. Chepey(3)	1/1/2020	19,510	354,107
Andrea M. Fike	1/20/2020	24,390	442,679
Paul W. Grunau	10/1/2019	32,520	590,238
Mark T. Polovitz	1/1/2020	24,390	442,679

(1)

The restricted stock units vest in equal installments on the first, second and third anniversaries of the grant date, except for Ms. Fike’s grant, of which one third vested on 1/1/2021 and the remaining units will vest on the first and second anniversaries thereof.

(2)

The market value of the restricted stock units is calculated by multiplying the closing price of the underlying shares of Common Stock on December 31, 2020, or $18.15 per share, by the number of restricted stock units.

(3)

Mr. Chepey’s employment with the Company terminated in February 2021. As a result, the 13,006 restricted stock units that had not vested as of the effective date of termination were forfeited as per the terms of the award.

Stock Vested During 2020

The following table provides information regarding vesting of restricted stock units and the value realized on vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2020 for each of the named executive officers.

	Stock Awards(1)
Name(2)	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Russell A. Becker	163,334	$2,378,143
Thomas A. Lydon	50,000	$728,000
Paul W. Grunau	16,260	$236,746

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2020.
(2)	Messrs. Chepey and Polovitz and Ms. Fike are omitted from this chart because they had no vesting events during 2020.
(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Becker, 80,361 shares; and Mr. Lydon, 15,335 shares.
(4)	Calculated based on the closing price of a share of Common Stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Our Employment Agreements with Messrs. Becker, Lydon and Grunau and Ms. Fike (each an “Executive,” and collectively “Executives”) provide for severance payments under certain circumstances. Under these Employment Agreements, the Company may terminate Executive’s employment at any time with or without “cause,” as defined in the Employment Agreements, and Executive may terminate employment at any time for “good reason,” as defined in the applicable Employment Agreements. With respect to Messrs. Becker and Lydon, if the Company should terminate Executive without cause or if Executive terminates employment for good reason, Executive would be entitled to receive (i) his base salary for two years from the date of termination, (ii) an amount equal to two times his target annual bonus, paid in two annual installments, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) his pro-rata annual bonus for the year in which the termination occurs, (v) any unpaid annual bonus with respect to any completed fiscal year and (vi) his vested employee benefits. Executive would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for cause or if Executive were to terminate employment voluntarily without good reason. With respect to Mr. Grunau, if the Company should terminate Executive without cause, he would be entitled to receive an amount equal to two times his annual base salary, payable in equal installments over a 24-month period. With respect to Ms. Fike, if the Company should terminate Executive without cause, she would be entitled to receive an amount equal to her annual base salary, payable in equal installments over a 12-month period.

With respect to Messrs. Becker and Lydon, pursuant to his Employment Agreement, if the Company should terminate Executive without cause or if Executive terminates employment for good reason during the two-year period immediately following a “change in control,” as defined in the Employment Agreements, then in lieu of any amounts otherwise payable, Executive would be entitled to receive (i) all earned and accrued but unpaid base salary and annual bonus amounts up to the date of termination, (ii) an amount equal to two times his base salary, (iii) an amount equal to two times his target annual bonus, (iv) continued insurance coverage for eighteen months following the date of termination, (v) full and immediate vesting of all outstanding long-term incentive awards, (vi) reasonable legal fees and related expenses as a result of the termination and (vii) outplacement counseling.

Upon a change in control, each Executive will be entitled to the benefit resulting from the acceleration of his or her unvested restricted stock units upon a change in control as provided in his or her restricted stock unit agreement, whether or not his or her employment is terminated.

With respect to Messrs. Becker and Lydon, pursuant to his Employment Agreement, if employment should terminate as a result of the death or disability of the Executive, the Executive, or his estate, would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination and (ii) his pro-rata annual bonus for the year in which termination occurs. The Company’s obligation under the Employment Agreements with Executives terminates on the last day of the month in which Executive’s death occurs or on the date of termination of employment on account of Executive’s disability.

Mr. Chepey’s employment with the Company terminated in February 2021. In connection with his termination, the Company entered into an Executive Severance Agreement with Mr. Chepey pursuant to which Mr. Chepey will be entitled to (1) a severance payment equal to $300,000, less applicable withholdings and deductions, payable over a twelve-month period, (2) payment of his 2020 annual cash incentive in the amount of $200,000 and (3) payment of COBRA premiums for continued coverage under APi Group’s health plans for twelve months. In consideration for such benefits, Mr. Chepey has agreed to various restrictive covenants, including non-solicitation of employees or other business partners for two years post-termination and confidentiality and non-disparagement covenants as well as a release of claims in favor of APi Group. As a result of his termination, the 13,006 restricted stock units that had not vested as of the effective date of termination were forfeited per the terms of the award.

Mr. Polovitz is not entitled to any severance or related benefits upon termination. Upon a change in control, Mr. Polovitz would be entitled to receive the benefit resulting from the acceleration of his unvested restricted stock units as provided in his restricted stock unit agreements.

The following table shows the estimated benefits payable to each Executive in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurs on December 31, 2020. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause or for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)	Change in Control ($)
Russell A. Becker
Cash Severance (1)	5,000,000	1,250,000	5,000,000	—
Intrinsic Value of Equity (2)	—	—	5,928,988	5,928,988
Insurance Benefits (3)	—	—	72,499	—
Total	5,000,000	1,250,000	11,001,487	5,928,988
Thomas A. Lydon
Cash Severance (1)	3,300,000	825,000	3,300,000	—
Intrinsic Value of Equity (2)	—	—	1,815,000	1,815,000
Insurance Benefits (3)	—	—	64,080	—
Total	3,300,000	825,000	5,179,080	1,815,000
Julius J. Chepey (4)
Intrinsic Value of Equity (2)	—	—	—	354,107
Andrea M. Fike
Cash Severance (1)	350,000	—	350,000	—
Intrinsic Value of Equity (2)	—	—	442,679	442,679
Total	350,000	—	792,679	442,679
Paul W. Grunau
Cash Severance (1)	680,000	—	680,000	—
Intrinsic Value of Equity (2)	—	—	590,238	590,238
Total	680,000	—	1,270,238	590,238
Mark T. Polovitz
Intrinsic Value of Equity (2)	—	—	—	442,679

(1)

For Messrs. Becker and Lydon, cash severance includes: (i) base salary for two years and (ii) two times target annual bonus amount. For Ms. Fike, cash severance includes twelve months of annual base salary. For Mr. Grunau, cash severance includes two times annual base salary.

(2)

Represents the value of the acceleration of vesting of Executive’s restricted stock unit awards in the event of death or disability or termination without cause or for good reason during the two-year period immediately following a change in control pursuant to the applicable Employment Agreement or upon a change in control pursuant to the applicable restricted stock unit award agreement. The value is calculated by multiplying the closing price of a share of Common Stock on December 31, 2020, or $18.15 per share, by the number of restricted stock units.

(3)	Amount includes the cost of continuing health, dental, life and certain disability insurance plans for eighteen months.
(4)	Mr. Chepey’s employment with the Company terminated in February 2021. A description of his Executive Severance Agreement is set forth above.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Becker. In 2019, to identify our median employee and calculate such employee’s annual total compensation, we used the following methodology:

•

Determination date. We selected December 31, 2019, the last day of our fiscal year, as the determination date for identifying the median employee. As of December 31, 2019, our employee population consisted of approximately 14,678 individuals working at the Company and its subsidiaries, of which approximately 13,444 are based in the United States and approximately 1,234 are based outside of the United States.

•

Employee Population. In determining the identity of the median employee, we excluded 59 employees based in the United Kingdom, who represented less than 5% of our employee population. As a result, the Company’s employee population used for determining the median employee was approximately 14,619 individuals, including 13,444 employees based in the United States and approximately 1,175 employees based outside of the United States.

•

Consistently applied compensation measure. To identify the median employee, we used the gross pay of all of our employees, excluding our CEO, our U.K.-based employees, and independent contractors and consultants who were not paid directly by the Company. We did not make any cost-of-living or other adjustments in identifying the median employee and we did not annualize the pay of any employees who were not employed for the full year.

Based on this methodology, we identified the median employee. As of December 31, 2020, this employee was employed in the same capacity. As part of our efforts to contain costs during the pandemic, our median employee had a 20% reduction in wage for a four month period, after which the employee’s pre-pandemic wage rate was restored. This, combined with fewer hours worked in 2020 at both regular and overtime rates, resulted in a year-over-year decline in the median employee’s annual total compensation. We believe there were no significant changes in our employee population and, accordingly, we reasonably believe that there have been no changes that would significantly affect our pay ratio disclosure. Therefore, to determine our pay ratio for 2020, we used the same median employee identified in 2019.

We then calculated the 2020 total annual compensation of such median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $60,272.00.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our Summary Compensation Table for 2020 above for our CEO, the annual total compensation of our CEO was $1,742,994. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 29 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

We understand that the CEO pay ratio disclosure is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As reported in the bonus column of the Summary Compensation Table for 2019, Mr. Becker received a $2,500,000 one-time transaction bonus in 2019 connection with the closing of the APi Acquisition and a $3,756,461 bonus in 2019 relating to a bonus arrangement with APi Group, Inc. that was terminated upon the closing of the APi Acquisition. We attribute the substantial decrease in the CEO pay ratio in 2020 as compared to 2019 to the inclusion of these payments in Mr. Becker’s annual total compensation for 2019, combined with the fact that no equity award was made to Mr. Becker during 2020 and further combined with the reduction in Mr. Becker’s base salary during 2020, as discussed in the Compensation Discussion and Analysis section. During 2021, we anticipate the year-over-year comparison of the CEO pay ratio will reflect more normalized compensation for Mr. Becker as well as the one-time stock award granted in 2021, as also discussed in the Compensation Discussion and Analysis section.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

SECURITY OWNERSHIP

The following table sets forth certain information regarding (i) all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock and (ii) each director, each named executive officer and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options, restricted stock units, warrants or Series A Preferred Stock exercisable for or convertible into Common Stock within 60 days. Unless otherwise indicated, amounts are as of May 17, 2021, and each of the stockholders has sole voting and investment power with respect to the Common Stock beneficially owned, subject to community property laws where applicable. As of May 17, 2021, we had 201,282,227 shares of Common Stock issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o APi Group, Inc., 1100 Old Highway 8 NW, New Brighton, MN 55112.

	Shares Beneficially Owned
Beneficial Owner	Number		%
More than 5% Stockholders:
Entities managed by Viking Global Investors LP	33,333,333	(1)	16.2%
Sir Martin E. Franklin	22,340,214	(2)	10.9%
The Vanguard Group	11,807,477	(3)	5.8%
BlackRock, Inc.	9,776,369	(4)	4.8%
Named Executive Officers and Directors:
Sir Martin E. Franklin	22,340,214	(2)	10.9%
James E. Lillie	4,245,999	(5)	2.1%
Ian G.H. Ashken	4,262,919	(6)	2.1%
Russell A. Becker	2,793,887	(7)	1.4%
Julius J. Chepey	25,635	(8)	*
Andrea M. Fike	8,130		*
Paul W. Grunau	542,694	(9)	*
Thomas A. Lydon	107,893	(10)	*
Thomas V. Milroy	64,420	(11)	*
Anthony E. Malkin	16,920	(12)	*
Lord Paul Myners	80,253	(13)	*
Mark T. Polovitz	8,641	(14)	*
Cyrus D. Walker	16,920	(15)	*
Carrie A. Wheeler	16,920	(16)	*
All Executive Officers, Directors and Covered Persons as a group (14 persons):	26,022,527	(17)	12.7%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.
(1)

Based on a Form 3 filed by Viking Global Investors LP and Viking Global Opportunities Illiquid Investments Sub-Master LP as of April 28, 2020. According to the Form 3, the reported securities are held by Viking Global Opportunities Illiquid Investments Sub-Master LP, which has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Viking Opportunities GP”), and Viking Global Investors LP (“VGI”), which provides managerial services to Viking Global Opportunities Liquid Portfolio Sub-Master LP. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Opportunities GP have shared power to direct the voting and disposition of investments beneficially owned by VGI and Viking Opportunities GP. The address for each of the above entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, CT 06830.

(2)

This amount consists of (i) 9,247,551 shares of Common Stock held by MEF Holdings, LLLP; (ii) 4,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC which are convertible at any time at the option of the holder into Common Stock on a one-for-one basis; (iii) 3,120,999 shares of Common Stock held by JTOO (as defined below), which Sir Martin has the sole power to vote pursuant to an Irrevocable Proxy Agreement, dated January 5, 2021, between himself and each of Ian G. H. Ashken, James E. Lillie and Robert A. E. Franklin, pursuant to which each of them granted Sir Martin an irrevocable proxy to vote, for so long as Sir Martin serves as a director of the Company, all shares of Common Stock owned, directly or indirectly, by each of them (the “2021 Proxy Agreement”); (iv) 1,125,000 shares of Common Stock held by James E. Lillie, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (v) 4,245,999 shares of Common Stock held by IGHA (as defined below), which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (vi) 10,000 shares of Common Stock held by Ian G. H. Ashken, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (vii) 6,920 shares of Common Stock issuable in settlement of restricted stock units held by Ian G. H. Ashken, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement, which vest within 60 days of May 17, 2021 and (viii) 583,745 shares of Common Stock held by Robert A. E. Franklin, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement. MEF Holdings, LLLP, the general partner of which is wholly-owned by the Martin E. Franklin Revocable Trust of which Sir Martin is the sole settlor and trustee, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Sir Martin may be deemed to have a pecuniary interest in 1,728,400 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.
(3)

Based on a Schedule 13G filed with the SEC on February 10, 2021. As of December 31, 2020, the Vanguard Group, Inc. has shared voting power over 128,862 shares of Common Stock; sole dispositive power over 11,586,137 shares of Common Stock and shared dispositive power over 221,340 shares of Common Stock. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G filed with the SEC on February 2, 2021. As of December 31, 2020, BlackRock, Inc. has sole voting power over 9,556,889 shares of Common Stock and sole dispositive power over 9,776,369 shares of Common Stock. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

This amount consists of (i) 3,120,999 shares of Common Stock held directly by JTOO and (ii) 1,125,000 shares of Common Stock held directly by Mr. Lillie (each of which are subject to the 2021 Proxy Agreement but over which Mr. Lillie retains direct or indirect investment power). In addition, JTOO LLC (“JTOO”), which is owned by the Lillie 2015 Dynasty Trust of which Mr. Lillie is the grantor, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Mr. Lillie may be deemed to have a pecuniary interest in 768,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.

(6)

This amount consists of (i) 4,245,999 shares of Common Stock held by IGHA; (ii) 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021 and (iii) 10,000 shares of Common Stock held directly by Mr. Ashken (each of which are subject to the 2021 Proxy Agreement but over which Mr. Ashken has retained direct or indirect investment power). In addition, IGHA Holdings, LLLP (“IGHA”), the general partner of which is wholly-owned by The Ian G.H. Ashken Living Trust of which Mr. Ashken is the sole settlor and trustee, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Mr. Ashken may be deemed to have a pecuniary interest in 768,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.

(7)

This amount includes (i) 788,166 shares of Common Stock held directly; (ii) 572,993 shares of Common Stock held by The Russell A. Becker 2016 Family Trust, of which Mr. Becker’s spouse is the trustee and over which she has sole voting and investment power; (iii) 605,000 shares of Common Stock held by The Patricia L. Becker Legacy Trust, of which Mr. Becker is the trustee and over which he has sole voting and investment power; (iv) 505,000 shares of Common Stock held by The Russell A. Becker GST Trust, of which Mr. Becker’s spouse is the trustee and over which she has sole voting and investment power; (v) 2,100 shares of Common Stock held by Mr. Becker’s children, whose principal residence is the same as Mr. Becker’s; (vi) 150,064 shares of Common Stock held in an Individual Retirement Account for the benefit of Mr. Becker and (vii) 564 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Becker. This amount does not include any pro rata ownership interest Mr. Becker may have in the any of the shares of Common Stock held in an indemnification escrow account in connection with the APi Acquisition (the “ESOP Escrow Shares”), of which shares the Company has the power to direct the vote, to the extent any remain following the termination of the indemnification escrow.

(8)

This amount includes (i) 14,169 shares of Common Stock held directly; (ii) 10,936 shares of Common Stock held in an Individual Retirement Account for the benefit of Mr. Chepey and (iii) 530 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Chepey. This amount does not include any pro rata ownership interest Mr. Chepey may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(9)

This amount includes (i) 530,409 shares of Common Stock held directly; (ii) 12,014 shares of Common Stock held in an Individual Retirement Account for the benefit of Mr. Grunau and (iii) 271 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Grunau. This amount does not include any pro rata ownership interest Mr. Grunau may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.
(10)

This amount includes (i) 103,939 shares of Common Stock held directly; (ii) 3,390 shares of Common Stock held in an Individual Retirement Account for the benefit of Mr. Lydon and (iii) 564 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Lydon. This amount does not include any pro rata ownership interest Mr. Lydon may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(11)

This amount includes (i) 20,000 shares of Common Stock; (ii) 37,500 shares of Common Stock underlying options to purchase Common Stock, pursuant to an Option Deed, which are exercisable at any time until October 1, 2024 at the option of the holder and (iii) 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021.

(12)	This amount includes 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021.
(13)

This amount includes (i) 23,333 shares of Common Stock; (ii) 50,000 shares of Common Stock underlying options to purchase Common Stock, pursuant to an Option Deed, which are exercisable at any time until October 1, 2024 at the option of the holder and (iii) 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021.

(14)

This amount includes (i) 8,130 shares of Common Stock held directly and (ii) 511 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Polovitz and does not include any pro rata ownership interest Mr. Polovitz may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(15)	This amount includes 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021.
(16)	This amount includes 6,920 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of May 17, 2021.
(17)

This amount includes an aggregate of (i) 4,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock; (ii) 87,500 shares of Common Stock issuable upon exercise of options and (iii) 41,520 shares of Common Stock issuable upon the vesting of restricted stock units that may be converted, exercised, or vest within 60 days of May 17, 2021.

Equity Compensation Plan Information

The following table provides information about the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance as of December 31, 2020.

	As of December 31, 2020
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders
2019 Plan (1)	1,108,562	—		15,541,682
Equity Compensation Plans Not Approved by Security Holders
Director Stock Options (2)	162,500	$11.50		—
Total	1,271,062	$1.47	(3)	15,541,682

(1)	Included in the total number of securities in column (a) is 1,108,562 restricted stock units, which have no exercise price.

(2)	Represents stock options previously issued in connection with its initial public offering to the Company’s then non-founder directors.
(3)	The weighted average exercise price of outstanding options, warrants and rights (excluding restricted stock units) is $11.50.

Descriptions of our equity compensation plans can be found in Note 18 to our historical consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K. See the sections of this Proxy Statement titled “Executive Compensation—Outstanding Equity Awards at 2020 Year End” and “Corporate Governance—Director Compensation” for a description of the terms of the equity awards. See the section of this Proxy Statement titled “Security Ownership” for information regarding the number of equity awards held by our directors and executive officers.

PROPOSAL 2—APPROVE, ON AN ADVISORY BASIS, OUR EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

The core of our executive compensation philosophy is to assure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value.

In deciding how to cast their vote on this proposal, stockholders should consider the significant work performed during 2020 in the midst of the COVID-19 pandemic to develop a new executive compensation program for application in 2021; the efforts of the management team during 2020 to meet the challenges of the pandemic; and the disciplined approach of the Compensation Committee in determining the final compensation outcomes for the named executive officers only after the final results of the Company’s financial, operational, and strategic performance had been determined. Embedded in the compensation decisions for 2020 and the 2021 executive compensation program is the core philosophy that our executive compensation should be linked to achievement of financial and operating performance metrics that drive stockholder value over both the short- and long-term. We have designed our compensation program to focus on the Company’s strategic objectives, value drivers and priorities. As such, through our executive compensation program we seek to ensure that:

•	executives are appropriately rewarded for their contributions to our successful performance;

•	a significant portion of each executive’s compensation is “at risk” and tied to overall Company performance and, where applicable, business unit performance;

•	there is a balance of short and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking; and

•	there is alignment between the interests of executives and those of our stockholders.

Stockholders’ vote on this proposal is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, we value the opinions of our stockholders and, accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For reasons set forth above, the Board recommends that you vote for the compensation paid to the named executive officers in 2020.

Accordingly, we will ask our stockholders to vote on the following resolution at the 2021 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s named executive officers in 2020, as disclosed in this Proxy Statement for our 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2020.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2021 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed KPMG to continue to serve as our independent registered public accounting firm for the 2021 fiscal year. We engaged KPMG as our new independent registered public accounting firm as of November 14, 2019.

In the event our stockholders do not ratify the appointment of KPMG, such appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2021 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2021 fiscal year. We expect representatives of KPMG to attend the 2021 Annual Meeting virtually.

Change in Our Certifying Accountant

(a)	Previous Independent Registered Public Accounting Firm

(i)

In conjunction with the APi Acquisition, PricewaterhouseCoopers LLP (United Kingdom) resigned as our independent registered public accounting firm. Neither our Board of Directors nor our Audit Committee recommended or approved that we change accountants prior to this decision by PricewaterhouseCoopers LLP (United Kingdom). Such resignation became effective on November 8, 2019.

(ii)

The report of PricewaterhouseCoopers LLP (United Kingdom) on the financial statements for the period from September 18, 2017 (date of our inception) to August 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)

During the period from September 18, 2017 (date of our inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no disagreements with PricewaterhouseCoopers LLP (United Kingdom) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP (United Kingdom), would have caused them to make reference thereto in their reports on the financial statements for such periods.

(iv)

During the period from September 18, 2017 (date of our inception) to August 31, 2018 and the subsequent interim period through November 8, 2019, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

(v)

We requested that PricewaterhouseCoopers LLP (United Kingdom) furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 20, 2019, was filed as Exhibit 16.1 to our Registration Statement on Form S-4 filed with the SEC on April 24, 2020.

(b)	New Independent Registered Public Accounting Firm

(i)

We engaged KPMG as our new independent registered public accounting firm as of November 14, 2019. Prior to such engagement, we had not consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Billed to the Company by its Independent Registered Public Accounting Firms

The following table presents fees billed for audit and other services rendered by KPMG and PricewaterhouseCoopers LLP (United Kingdom) (“PWC”) in 2020 and 2019:

Services Provided	2020 (KPMG) ($)	2019 (KPMG) ($)	2019 (PWC) ($)
Audit Fees(1)	6,002,800	11,400,000	—
Audit-Related Fees(2)	—	2,018,603	2,508,184
Tax Fees(3)	3,404,367	1,544,919	—
All Other Fees	—	—	—

Total	9,407,167	14,963,522	2,508,184

(1)

Audit fees for 2020 were for professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews and consents related to Form S-8 filings in connection with the registration of securities related to our Equity Incentive Plan and ESPP. Audit fees for 2019 were for professional services associated with the filing of our Registration Statement on Form S-4 in connection with our domestication and registration in the U.S., including the audit of the financial statements included in our Registration Statement on Form S-4. With respect to PWC, the audit fees were paid for by us prior to the APi Acquisition in connection with the audit of our financial statements.

(2)

With respect to KPMG, the 2019 audit-related fees were for professional services associated with the Company’s transition to public company GAAP, including the adoption of ASC 606 and ASC 842, and other related public company readiness services. With respect to PWC, audit-related fees were for professional services provided in connection with acquisition related activities and the transition to KPMG as our independent registered public accounting firm.

(3)	Tax fees for 2020 and 2019 were for professional services associated with tax compliance and tax advice.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee requires that it preapprove all auditing services and permitted non-audit services to be performed by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. Either the Chair of the Audit Committee acting alone or the other two members acting jointly may grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee or the Board of Directors at its next scheduled meeting.

Consistent with these policies and procedures, the Audit Committee has approved all of the services rendered by KPMG during fiscal year 2020, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal controls over financial reporting and the audits of the financial statements of the Company.

During 2020 and the first quarter of 2021, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to the Company’s financial statements for fiscal year 2020, management represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for fiscal year 2020 and management’s evaluation of the effectiveness of the design and operation of disclosure controls and procedures.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the applicable rules adopted by the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of the Company’s financial statements for fiscal year 2020 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report.

See the portion of this Proxy Statement titled “Corporate Governance—Board Committees” for information on the Audit Committee’s meetings in 2020.

The Audit Committee

Ian G.H. Ashken, Chair

Thomas V. Milroy

Carrie A. Wheeler

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG FOR FISCAL YEAR 2021.

OTHER MATTERS

Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement, notice of annual meeting and proxy for our 2022 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in New Brighton, MN, no later than February 4, 2022.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, APi Group Corporation, 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, United States. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2022 Annual Meeting of Stockholders, a notice of the director nomination or the matter the stockholder wishes to present at the meeting complying with the Company’s bylaws must be delivered to the Corporate Secretary at the Company’s principal office in New Brighton, MN (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of the 2021 Annual Meeting, except that if the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, such notice must be delivered not earlier than 120 days prior to such anniversary date or the 10th day following our public announcement of the date of the 2022 Annual Meeting of Stockholders. As a result, and assuming that the 2022 Annual Meeting of Stockholders is not more than 30 days before or more than 70 days after the first anniversary of the date of the 2021 Annual Meeting, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s bylaws (and not pursuant to Exchange Act Rule 14a-8) must be delivered no earlier than February 14, 2022, and no later than March 16, 2022. All director nominations and stockholder proposals must comply with the requirements of the Company’s bylaws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

Other than the items of business described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the 2021 Annual Meeting. If you grant a proxy, the persons named as proxy holders on the Proxy Card will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2021 Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Our Board of Directors or the chair of the Annual Meeting may refuse to allow the transaction of any business or the consideration of any director nomination not made in compliance with the Company’s bylaws.

List of Stockholders Entitled to Vote at the 2021 Annual Meeting

The names of stockholders of record entitled to vote at the 2021 Annual Meeting will be available at the Company’s principal office in New Brighton, MN, for a period of ten (10) days prior to the 2021 Annual Meeting and continuing through the 2021 Annual Meeting. The list will also be available during the Annual Meeting by following the link on the meeting page.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by the Company and we will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our Common Stock and obtaining the proxies of those owners. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $11,000 plus reasonable out-of-pocket expenses and fees for optional services. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

Communication with Our Board of Directors

Any stockholder or other interested party who desires to contact any member of the Board of Directors (or our Board of Directors as a group) may do so in writing to the following address:

Co-Chairs of the Board

APi Group Corporation

c/o Corporate Secretary

1100 Old Highway 8 NW

New Brighton, MN 55112

United States

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials (the “Notice”), unless one or more of these stockholders notifies Computershare (as indicated below) that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare in writing: P.O. Box 505000, Louisville, KY 40233-5000, or by telephone: in the U.S., (866) 595-6048; outside the U.S., (781) 575-2798.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of this Proxy Statement and our Annual Report. A request for a copy of this Proxy Statement or Annual Report should be directed to APi Group Corporation, 1100 Old Highway 8 NW, New Brighton, MN 55112, Attention: Investor Relations, Telephone: (651) 604-2773.

In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, together with certain other corporate governance materials, including our Business Conduct and Ethics Policy and Code of Ethics for Senior Financial Officers, can be found under the Investor Relations—Corporate Governance section of our website at www.apigroupcorp.com and such information is also available in print to any stockholder who requests it through our Investor Relations department at APi Group Corporation, 1100 Old Highway 8 NW, New Brighton, MN 55112, Telephone: (651) 604-2773.

C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Your vote matters – here’s how to vote! ADD 2 ADD ADD 3 4 You may vote online or by phone instead of mailing this card. ADD 5 Online ADD 6 Go to www.investorvote.com/APG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/APG 2021 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. To elect nine directors for a one-year term expiring at the 2022 Annual meeting of Stockholders: + For Against Abstain For Against Abstain For Against Abstain 01 - Sir Martin E. Franklin 02 - James E. Lillie 03 - Ian G. H. Ashken 04 - Russell A. Becker 05 - Anthony E. Malkin 06 - Thomas V. Milroy 07 - Lord Paul Myners 08 - Cyrus D. Walker 09 - Carrie A. Wheeler For Against Abstain For Against Abstain 2. To approve, on an advisory basis, the compensation of our 3. To ratify the appointment of KPMG LLP (“KPMG”) as our named executive officers. independent registered public accounting firm for the 2021 fiscal year. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 5 0 3 7 9 7 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03G9

The 2021 Annual Meeting of Stockholders of APi Group Corporation will be held on Wednesday, July 14, 2021 at 9:30 A.M. Eastern Time, virtually via the internet at www.meetingcenter.io/263306708 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — APG2021 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/APG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/APG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. APi Group Corporation + Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — July 14, 2021 Russell A. Becker, Thomas A. Lydon and Andrea M. Fike, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of APi Group Corporation to be held on July 14, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +